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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

(Name of Registrant as Specified In Its Charter)

Lennox International Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2140 Lake Park Blvd.
Richardson, Texas 75080
March 15, 2005
Dear Stockholders:
      It is my pleasure to invite you to the 2005 Annual Meeting of Stockholders of Lennox International Inc. The meeting will be held at 9:00 a.m., local time, on Friday, April 15, 2005, at the University of Texas at Dallas School of Management, southeast corner of Drive A and University Parkway, Richardson, Texas 75083.
      The accompanying Notice of Annual Meeting of Stockholders and proxy statement describe the items of business that will be discussed and voted upon during the meeting. It is important that you vote your shares whether or not you plan to attend the meeting. To be sure your vote is counted, we urge you to carefully review the proxy statement and to vote your choices. Please sign, date and return the enclosed proxy card in the accompanying envelope, call the toll-free number or vote by Internet as soon as possible. If you attend the meeting and wish to vote in person, the ballot you submit at the meeting will supersede your proxy.
      I look forward to seeing you at the Annual Meeting of Stockholders. On behalf of the management and Directors of Lennox International Inc., I want to thank you for your continued support and confidence in 2005.

Sincerely,

John W. Norris, Jr.
Chairman of the Board

2140 Lake Park Blvd.
Richardson, Texas 75080
March 15, 2005

Notice of Annual Meeting of Stockholders
To Be Held On April 15, 2005

To Our Stockholders:
      Notice is hereby given that the 2005 Annual Meeting of Stockholders of Lennox International Inc. will be held on Friday, April 15, 2005 at 9:00 a.m., local time, at the University of Texas at Dallas School of Management, southeast corner of Drive A and University Parkway, Richardson, Texas 75083 to:

•	Elect five Directors to hold office for a three-year term to expire at the 2008 Annual Meeting of Stockholders;

•	Consider and vote upon a proposal for approval of the LII Amended and Restated 1998 Incentive Plan; and

•	Transact any other business that may properly come before the Annual Meeting of Stockholders.
      A proxy statement, form of proxy, annual report and Form 10-K for the fiscal year ended December 31, 2004 accompany this notice.
      The Board of Directors has determined that owners of record of Lennox International Inc. common stock at the close of business on February 18, 2005 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders.

By Order of the Board of Directors,

William F. Stoll, Jr.
Corporate Secretary
Your Vote Is Important
      To be sure your shares are represented at the Annual Meeting of Stockholders, please (1) call the toll-free number (866) 540-5760 and follow the prompts, or (2) vote by Internet at www.proxyvoting.com/lii, or (3) complete, date, sign and return your proxy card in the enclosed postage-paid envelope as soon as possible. You may vote in person at the Annual Meeting of Stockholders even if you send in your proxy card, vote by telephone or vote by Internet.

i

PROXY STATEMENT
VOTING PROCEDURES
      This proxy statement and the accompanying proxy card are being mailed to Stockholders of Lennox International Inc. (“LII” or the “Company”) beginning on or about March 15, 2005 in connection with solicitation of proxies by the LII Board of Directors for the Annual Meeting of Stockholders to be held on April 15, 2005 at 9:00 a.m., local time, at the University of Texas at Dallas School of Management, southeast corner of Drive A and University Parkway, Richardson, Texas 75083, and any adjournments thereof.
      If you sign and return the accompanying proxy, vote by telephone, or vote by Internet and your proxy is not withdrawn or revoked, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy but do not give voting instructions, your shares will be voted as recommended by the Board of Directors.
PROPOSAL 1:     ELECTION OF DIRECTORS
      The Board of Directors of LII currently consists of 15 people, with no vacancies. In accordance with the Bylaws, Directors are divided into three classes, each class serving a three-year term. At the Annual Meeting of Stockholders, five Directors will be elected to hold office for a three-year term expiring at the 2008 Annual Meeting of Stockholders. Other Directors will continue in office, in accordance with their previous election, until the expiration of the terms of their classes at the 2006 or 2007 Annual Meeting of Stockholders.
      The name of each nominee for Director for the three-year term expiring at the 2008 Annual Meeting of Stockholders and for each current Director in the classes continuing in office, their ages as of the date of the Annual Meeting of Stockholders, the year each first became a Director, their principal occupations during at least the past five years, other directorships held by each as of the date hereof and certain other biographical information are shown below.
      If you do not wish your shares to be voted for any particular nominee, you may so indicate on the proxy card. If any of these nominees for Director becomes unavailable, the persons named in the accompanying proxy may vote for any alternate designated by the present Board of Directors or the number of Directors may be reduced.
Nominees for election at this Annual Meeting of Stockholders for a term expiring at the 2008 Annual Meeting of Stockholders:

Thomas W. Booth, 47, has served as a Director of the Company since 1999. Mr. Booth became Vice President of Corporate Technology for the Company in 2002. In 2000, he was appointed Vice President, Advanced Heat Transfer of Heatcraft Inc., a subsidiary of the Company. Previously, he was the Director, Business Development of Heatcraft Inc. from 1997 to 1999. Mr. Booth joined the Company in 1984 and has served in various capacities including the District Manager for the Baltimore/Virginia sales branch of Lennox Industries Inc. from 1994 to 1997. He currently serves on the Board of Directors of Employers Mutual Casualty Company, a casualty insurance company.

James J. Byrne, 69, has served as a Director of the Company since 1990. He has been Chairman of Byrne Technology Partners, Ltd., a firm that provides interim management at the CEO and senior executive level for high technology companies, since 1995. Mr. Byrne also serves as a Director of Healthaxis Inc., a claims processing outsourcing company for the health care benefits industry, and is a Fellow and Director of the Legacy Center for Public Policy. In addition, Mr. Byrne will assist his clients by assuming executive responsibility with their investments and in that regard served as Chairman and Chief Executive Officer of OpenConnect Systems Incorporated, a developer of computer software products, from 1999 to 2001. Prior to his current role, he held a number of positions in the technology industry including President of Harris Adacom Corporation, a network products and services company, Senior Vice President of United Technologies Corporation’s Semiconductor Operation and President of the North American group of Mohawk Data Sciences, a manufacturer of distributed computer products. Mr. Byrne began his career in high technology with General Electric Company.

John W. Norris III, 47, has served as a Director since 2001. Mr. Norris is the Associate Director of Philanthropy for the Maine Chapter of The Nature Conservancy. Prior to his current position, he was Co-Founder and President of Borealis, Inc., an outdoor products manufacturer, from 1988 to 2000. He served as an economic development Peace Corps Volunteer in Jamaica, West Indies from 1985 to 1987. Before joining the Peace Corps, Norris completed a graduate school internship at Lennox Industries Inc. in Dallas in 1983. He has been on the Board of Trustees for GlobalQuest, an international experiential educational organization, since 1999. Mr. Norris served on the Board of Advisors for Businesses for the Northern Forest, a 350-member advocacy group working to protect wildlands, improve forest stewardship, and foster sustainable economic development, from 1997 through 2001.

John W. Norris, Jr., 69, was elected Chairman of the Board of Directors of the Company in 1991. He has served as a Director of the Company since 1966. After joining the Company in 1960, Mr. Norris held a variety of key positions including Vice President of Marketing, President of Lennox Industries (Canada) Ltd., a subsidiary of the Company, and Corporate Senior Vice President. He became President of the Company in 1977 and was appointed President and Chief Executive Officer of the Company in 1980 and served through 2001. Mr. Norris is on the Board of Directors of the Air-Conditioning & Refrigeration Institute, of which he was Chairman in 1986. He is also an active board member of the Gas Appliance Manufacturers Association, where he was Chairman from 1980 to 1981. He is a past Chairman of The Nature Conservancy of Texas board of trustees and also serves as a Director of AmerUs Group Co., a life insurance and annuity company.

Paul W. Schmidt, 60, began serving as a Director of the Company in 2005. Mr. Schmidt is currently Corporate Controller of General Motors Corporation (“GM”). He began his career in 1969 as an analyst with the Chevrolet Motor Division of GM. He has since served in a wide variety of senior leadership roles for GM, including financial, product, and factory management, business planning, investor relations, and international operations. Mr. Schmidt also served as director of capital, performance, and overseas analysis in GM’s New York Treasurer’s Office.
The Board Of Directors Recommends A Vote “For” Each Of The Above Nominees.
Directors whose terms continue until the 2006 Annual Meeting of Stockholders:

Linda G. Alvarado, 53, has served as a Director of the Company since 1987. She is President and Chief Executive Officer of Alvarado Construction, Inc., a general contracting firm specializing in commercial, government and industrial construction and commercial development firm. She currently serves on the Boards of Directors of Qwest Communications International Inc, a telecommunications company; Pepsi Bottling Group, a soft drink and beverage company; 3M Company, a diversified technology company; and Pitney Bowes Inc., an office equipment and services company. Ms. Alvarado is also a partner in the Colorado Rockies Baseball Club.

Steven R. Booth, 45, has served as a Director of the Company since 2002. He became the President and CEO of Polytech Molding Inc., a plastic injection molding company serving the industrial, health care and automotive markets, in 2001. From 1994 to 2001, Mr. Booth was employed by Process Science Inc., a designer and manufacturer of equipment and products using hydrostatic extrusion technology.

David V. Brown, 57, has served as a Director of the Company since 1989. Dr. Brown owns the Plantation Farm Camp, Inc., a working 500-acre ranch with livestock that provides learning in a farm setting for children. He is currently serving on the Strategic Planning Board of the Western Association of Independent Camps, an educational organization for training camp directors and owners.

John E. Major, 59, has served as a Director of the Company since 1993. In 2003, Mr. Major formed MTSG, which provides consulting, management and governance services and of which he serves as President. In 2003, he stepped down as Chairman and Chief Executive Officer of Novatel Wireless, Inc., a leading provider of wireless Internet solutions, having served since 2000. Prior to joining Novatel, he was Chairman, Chief Executive Officer and President of Wireless Knowledge. Prior to that, he was Executive Vice President of QUALCOMM and President of its Wireless Infrastructure Division. Prior to joining QUALCOMM in 1997, Mr. Major served as Senior Vice President and Chief Technical Officer at Motorola, Inc., a manufacturer of telecommunications equipment, and Senior Vice President and General Manager for Motorola’s Worldwide Systems Group of the Land Mobile Products Sector. Mr. Major currently serves on the Boards of Directors of Littelfuse, Inc., a manufacturer of fuses; Verilink Corporation, a manufacturer of network access devices; and Broadcom Corporation, a semiconductor manufacturing company.

Walden W. O’Dell, 59, has served as Director of the Company since 2003. Mr. O’Dell serves as Chairman of the Board, Chief Executive Officer and immediate past President of Diebold, Incorporated, the leading global provider of integrated financial self-service delivery systems and services. Prior to joining Diebold, Mr. O’Dell held a series of high-level positions with Emerson, including President of Emerson’s Ridge Tool Division while also serving as Group Vice President of the tool group of Emerson. He has also served as President of the Liebert Corporation, a subsidiary of Emerson. Mr. O’Dell serves on the Boards of Directors of the Columbus Association of Performing Arts and the United Way of Greater Stark County, and he is a member of the Board of Trustees of the Ohio Foundation of Independent Colleges. He is also a member of The Ohio State University Advocates, the Board of Trustees and is a lifetime associate alumni of The Ohio State University.
Directors whose terms continue until the 2007 Annual Meeting of Stockholders:

Janet K. Cooper, 51, has served as a Director of the Company since 1999. In 2002, Ms. Cooper was named Senior Vice President and Treasurer of Qwest Communications International Inc. Previously, she was Chief Financial Officer and Senior Vice President of McDATA Corporation, a global leader in open storage networking solutions. From 2000 to 2001, she served as Senior Vice President, Finance of Qwest. From 1998 to 2000, she served in various senior level finance positions at US West Inc., a regional Bell operating company, including Vice President, Finance and Controller and Vice President and Treasurer. From 1978 to 1998, Cooper served in various capacities with the Quaker Oats Company, including Vice President, Treasurer and Tax from 1997 to 1998 and Vice President, Treasurer from 1992 to 1997. Ms. Cooper serves on the Board of Directors and chairs the Audit Committee of The TORO Company, a manufacturer of equipment for lawn and turf care maintenance.

C. L. (Jerry) Henry, 63, was appointed to serve as a Director of the Company in 2000. Mr. Henry was formerly Chairman and CEO of Johns Manville Corporation, a leading manufacturer of insulation and building products. Prior to his position with Johns Manville, he had served as Executive Vice President and Chief Financial Officer for E. I. du Pont de Nemours and Company, a global science and technology company. Mr. Henry serves as a Director for Georgia Gulf Corp., a leading manufacturer and worldwide marketer of several integrated lines of commodity chemicals and polymers.

Robert E. Schjerven, 62, was named Chief Executive Officer of the Company in 2001 and has served as a Director since that time. Prior to his election as Chief Executive Officer of the Company, he served as Chief Operating Officer of the Company in 2000 and as President and Chief Operating Officer of Lennox Industries Inc., a subsidiary of the Company, from 1995 to 2000. He joined the Company in 1986 as Vice President of Marketing and Engineering for Heatcraft Inc., a subsidiary of the Company. From 1988 to 1991, he held the position of Vice President and General Manager of Heatcraft. From 1991 to 1995, he served as President and Chief Operating Officer of Armstrong Air Conditioning Inc., also a subsidiary of the Company. Mr. Schjerven spent the first 20 years of his career with The Trane Company, an international manufacturer and marketer of HVAC systems, and McQuay-Perfex Inc.

Terry D. Stinson, 63, has served as a Director of the Company since 1998. Mr. Stinson currently serves as Chief Executive Officer of his own consulting practice engaged in strategic alliances and marketing for the aerospace industry, and as Chief Executive Officer of Xelus, Inc., a collaborative enterprise service management solution company. Until the fall of 2001, Mr. Stinson was Chairman and Chief Executive Officer of Bell Helicopter Textron Inc., the world’s leading manufacturer of vertical lift aircraft and was its President from 1996 to 1998. From 1991 to 1996, Mr. Stinson served as Group Vice President and Segment President of Textron Aerospace Systems and Components for Textron Inc. Prior to that position, he had been the President of Hamilton Standard Division of United Technologies Corporation, a defense supply company, since 1986. Mr. Stinson currently serves on the Board of Directors of Triumph Group, Inc., a global leader in supplying and overhauling aerospace and industrial gas turbine systems and components.

Richard L. Thompson, 65, has served as a Director of the Company since 1993 and was appointed Vice-Chairman of the Board in 2005. Mr. Thompson was formerly Group President and member of the Executive Office of Caterpillar Inc., a manufacturer of construction and mining equipment, a position he held since 1995. He joined Caterpillar in 1983 as Vice President, Customer Services. In 1989, he was appointed President of Solar Turbines Inc., a wholly-owned subsidiary of Caterpillar and manufacturer of gas turbines. From 1990 to 1995, he held the role of Vice President of Caterpillar, with responsibility for its worldwide engine business. Previously, he had held the positions of Vice President of Marketing and Vice President and General Manager, Components Operations with RTE Corporation, a manufacturer of electrical distribution products. Mr. Thompson serves as a Director for Gardner Denver, Inc., a manufacturer of air compressors, blowers and petroleum pumps and for NiSource Inc., a natural gas and electric utility. In addition, he is a former Director of the National Association of Manufacturers, the nation’s largest industrial trade association; and Proctor Community Hospital in Peoria, Illinois.
      John W. Norris, Jr. and David V. Brown are both grandchildren of D.W. Norris, the founder of Lennox. John W. Norris III, Steven R. Booth and Thomas W. Booth are great grandchildren of D.W. Norris. John W. Norris, Jr. and David V. Brown are first cousins. John W. Norris, Jr. is the father of John W. Norris III. Steven R. Booth and Thomas W. Booth are brothers.
PROPOSAL 2: APPROVAL OF THE LII AMENDED AND RESTATED
1998 INCENTIVE PLAN
General Description of Amendment and Restatement
      The Board of Directors believes that it is important to have equity-based incentives available to attract and retain qualified Directors, employees and independent contractors who are essential to the success of LII and its subsidiaries (for the purposes of the discussion regarding Proposal 2, collectively, the “Company”), and that it is important to link the interests and efforts of such persons to the long-term interest of the Stockholders of LII. Accordingly, in 1998, the Board of Directors adopted the 1998 Incentive Plan of Lennox International Inc., which has been amended several times since its initial adoption.
      As of December 31, 2004 approximately 2,560,770 shares remained available for future issuance under the 1998 Incentive Plan to employees and nonemployee Directors. Therefore, on February 25, 2005, subject to Stockholder approval, the Board of Directors increased the number of shares authorized for issuance under the plan by 6,000,000 shares to an aggregate of 24,254,706 shares (of which 8,560,770 shares are available for future awards), which will increase the number of shares available for awards to employees from 17,094,706 to 22,094,706 (an increase of 5,000,000 shares) and increase the shares available for awards to nonemployee Directors from 1,160,000 to 2,160,000 shares (an increase of 1,000,000 shares). The Board of Directors also provided that if such increase in authorized shares is approved by the Stockholders, only 4,280,385 shares of the 8,560,770 shares available for future issuance under the Plan (that is, 50% of the total number shares for future issuance) would be available for full value stock awards.
      In addition, on February 25, 2005, the Board of Directors approved, subject to Stockholder approval, the LII Amended and Restated 1998 Incentive Plan (the “Plan”).
      The Plan has been amended and restated to:

(i) provide for annual management incentive awards, which are payable in cash (previously such incentive awards were made under the Company’s short term incentive plans);

(ii) provide that stock options, stock appreciation rights, stock awards and cash awards (collectively “Awards”) may be granted in the form of performance awards, which may or may not qualify as “qualified performance-based compensation” under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);

(iii) allow nonemployee Directors and independent contractors to receive stock options, stock appreciation rights, stock awards, restricted stock and stock units, cash awards and performance awards under the Plan (currently such Directors may be awarded only stock options); and

(iv) allow Awards to participants outside the United States, subject to applicable laws and terms and conditions to be determined by the Compensation Committee.
      The Stockholders are now being requested to approve the Plan and approve the increase in the number of shares authorized for issuance under the Plan at the Annual Meeting of Stockholders.
Description of the Plan
      The following summary of the principal features of the Plan is qualified in its entirety by the specific language of the Plan, a copy of which is attached as Appendix A to this proxy statement.

General
      The Plan originally became effective in September 1998. The objectives of the Plan are to attract and retain employees, nonemployee Directors and independent contractors and to stimulate the active interest of such persons in the development and financial success of the Company. Awards provide participants with a proprietary interest in the growth and performance of the Company.
      Awards to participants under the Plan may be made in the form of stock options, stock appreciation rights, stock awards or cash awards. To the extent necessary or desirable, the Compensation Committee may grant Awards under the Plan in the form of performance awards, which may or may not qualify as “qualified performance-based compensation” under section 162(m) of the Code. One form of performance award is the annual management incentive award, which is payable in cash.

Shares Subject to Plan
      Under the Plan, a maximum of 18,254,706 shares of common stock of LII may be issued to participants, with 17,094,706 shares reserved for employees and independent contractors and 1,160,000 shares reserved for nonemployee Directors. As of December 31, 2004, approximately 2,560,770 shares remained available under the Plan for future issuance to participants.
      A participant may not receive in any calendar year (i) options relating to more than 1,000,000 shares, (ii) stock awards relating to more than 500,000 shares, (iii) stock appreciation rights relating to more than 1,000,000 shares, or (iv) cash awards in excess of $5,000,000. The maximum number of shares and the limitations set forth above are subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of LII or in the event of any merger, sale of assets or other reorganization of LII. Shares of common stock underlying Awards that are forfeited, terminated or expire unexercised become immediately available for additional Awards under the Plan.

Administration and Eligibility
      The Compensation Committee has the exclusive authority to administer the Plan and to take all actions that are specifically contemplated by the Plan or are necessary or appropriate in connection with the administration of the Plan. The Compensation Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of the Plan or in any Award, or otherwise amend or modify an Award in any manner that is either not adverse to the participant holding the Award or consented to by such participant.
      Following the authorization of a pool of cash or shares of common stock to be available for Awards, the Compensation Committee, in its sole and absolute discretion, may authorize an officer of the Company, if permitted under applicable law, or a subcommittee consisting solely of members of the Compensation Committee, to grant individual Awards to employees from such pool, pursuant to the conditions or limitations established by the Compensation Committee.

Awards
      The Compensation Committee will determine the type or types of Awards made under the Plan and will designate the individuals who are to be the recipients of Awards. Each Award may be embodied in an agreement containing such terms, conditions and limitations as determined by the Compensation Committee. Awards may be granted singly, in combination or in tandem. Awards to employees may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under the Plan or any other employee plan of the Company, including any acquired entity. All or part of an Award may be subject to conditions established by the Compensation Committee, which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance. The closing price of a share of LII common stock on the New York Stock Exchange was $22.05 on February 25, 2005.
      The types of Awards to participants that may be made under the Plan are as follows:

Stock Options. Stock options are rights to purchase a specified number of shares of common stock at a specified price. An option granted pursuant to the Plan may consist of either an incentive stock option that complies with the requirements of section 422 of the Code, or a non-qualified stock option that does not comply with such requirements. Only employees may receive incentive stock options and such options must have an exercise price per share that is not less than the fair market value of the common stock underlying the option on the date of grant. Non-qualified stock options will have an exercise price per share that is not less than the fair market value of the common stock underlying the option on the date of grant.

The exercise price of an option must be paid in full at the time an option is exercised. The exercise price must be paid either in cash, shares of LII common stock, by the surrender of another Award or a combination thereof. Options issued under the Plan may not be repriced, replaced or regranted through cancellation or by decreasing the exercise price of a previously granted option without the prior approval of the Stockholders. Additionally, options may not include provisions that “reload” the option upon exercise.

Stock Appreciation Rights. Stock appreciation rights are rights to receive a payment in cash or LII common stock, equal to the excess of the fair market value or other specified valuation of a specified number of shares of LII common stock on the date the rights are exercised over a specified strike price. The terms, conditions and limitations applicable to any stock appreciation right will be determined by the Compensation Committee.

Stock Awards. Stock awards consist of either restricted common stock, non-restricted common stock or units denominated in shares of common stock (which may or may not be subject to restriction). The Compensation Committee will determine the terms, conditions and limitations applicable to any stock awards; provided, however, that restricted stock awards will have a vesting period of at least one year. Rights to dividends or dividend equivalents may be extended to and made part of any stock award at the discretion of the Compensation Committee.

Cash Awards. Cash awards consist of grants denominated in cash. The Compensation Committee will determine the terms, conditions and limitations applicable to any cash awards.

Performance Awards. Performance awards are subject to the attainment of one or more performance goals (which are described below). Some performance awards are intended to qualify as “qualified performance-based compensation” under section 162(m) of the Code. Section 162(m) of the Code limits the Company’s ability to take an income tax deduction for compensation in excess of $1 million that is paid during any fiscal year to an individual who is either the Company’s Chief Executive Officer or one of the four other highest-paid executive officers at the end of such fiscal year. However, the deduction limit of section 162(m) of the Code does not apply to “qualified performance-based compensation.”

To qualify as “qualified performance-based compensation” under section 162(m) of the Code, a performance award will be paid or vest solely upon the attainment of one or more pre-established, objective performance goals established by the Compensation Committee prior to the earlier of: (a) 90 days after the commencement of the period of service to which the performance goals relate or (b) the lapse of 25% of the period of service, and in any event while the outcome is substantially uncertain. A performance goal may be based upon one or more business criteria that apply to the participant, one or more business units, divisions or segments of the Company, applicable sectors, or the Company as a whole and, at the discretion of the Compensation Committee, by comparison with a peer group of companies. The business criteria that may be applied include one or more of the following: cash flow; ratio of debt to debt plus equity; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; working capital ratio; stock price; return on net assets, equity or Stockholders’ equity; or total return to Stockholders. The Compensation Committee will determine the terms, conditions and limitations applicable to any performance awards; provided, however, that a stock award granted to an employee as a performance award will generally have a vesting period of at least one year.

Annual Management Incentive Awards. The Compensation Committee may designate participants who are eligible to receive annual management incentive awards each year based upon performance goals established by the Compensation Committee for the Company. Within the first 90 days of each fiscal year, the Compensation Committee shall establish: (i) performance goals for the Company for such fiscal year and (ii) target awards that correspond to the performance goals. The Compensation Committee shall determine after the end of each fiscal year whether the performance goals for such fiscal year have been achieved and, if so, the Award payable to each eligible participant. Such Awards will be payable in cash as promptly as practicable thereafter.

Director Awards. In its sole and absolute discretion, the Compensation Committee may grant non-qualified stock options, stock appreciation rights, stock awards, restricted stock and stock units, cash awards and performance awards to nonemployee Directors. The terms of an option or stock appreciation right granted to a nonemployee Director shall be determined by the Compensation Committee, subject to the following restrictions: the exercise price of an option and the strike price of a stock appreciation right shall not be less than the fair market value of the common stock subject to the option or stock appreciation right on the grant date, (ii) the term of the option or stock appreciation right shall not exceed 10 years measured from the date of grant, and (iii) options and stock appreciation rights may not be “reloaded” upon exercise.
      The terms, conditions and limitations of a Director Award of restricted common stock, non-restricted common stock, or units denominated in shares of common stock (which may or may not be subject to restriction) will be determined by the Compensation Committee; provided, however, that restricted stock awards will have a vesting period of at least one year, provided that the Compensation Committee may provide for earlier vesting by reason of death, disability, retirement or change of control. Cash awards to nonemployee Directors will consist of grants denominated in cash that are subject to the terms, conditions and limitations determined by the Compensation Committee. During any calendar year, a nonemployee Director may not be granted Director Awards of more than an aggregate of 40,000 shares of LII common stock; provided, however, that a nonemployee Vice-Chairman of the

Board may be granted Director Awards that are for up to three times that amount; provided, further, that a nonemployee Chairman of the Board may be granted Director Awards that are for up to five times that amount.

Other Provisions
      The Board of Directors may amend, modify, suspend or terminate the Plan for the purpose of addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment that would impair the rights of any participant to any Award may be made without the consent of such participant, and no amendment requiring Stockholder approval under any applicable legal requirements will be effective until such approval has been obtained. No new Awards may be granted after the tenth anniversary of the effective date of the Plan.
      In the event of any corporate transaction such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, the Board in its sole discretion, may substitute or adjust, as applicable: (i) the number of shares of common stock reserved for issuance under the Plan, (ii) the number of shares of common stock covered by outstanding Awards in the form of common stock or units denominated in common stock, (iii) the exercise or other price in respect of such Awards, (iv) the appropriate fair market value and other price determinations for Awards, and (v) the limitations in the Plan regarding the number of Awards which may be made to any participant in a given year, in order to reflect such transactions.
Plan Benefits
      Because the granting of Awards under the Plan is at the discretion of the Compensation Committee, it is not now possible to determine which persons (including Directors, officers and employees of the Company) may be granted Awards. Also, it is not now possible to estimate the number of shares of common stock that may be awarded.
U.S. Federal Income Tax Consequences
      The following is a general discussion of the current Federal income tax consequences of Awards under the Plan to participants who are classified as United States residents for Federal income tax purposes. Different or additional rules may apply to participants who are subject to income tax in a foreign jurisdiction and/or are subject to state or local income tax in the United States. Each participant should rely on his or her own tax advisers regarding Federal income tax treatment under the Plan.

Restricted Stock
      The grant of restricted stock does not result in taxable income to the participant. At each vesting event, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares of common stock that become vested over the exercise price (if any) paid for such common stock. However, if a participant makes a timely election under section 83(b) of the Code, the participant will recognize taxable ordinary income in the taxable year of the grant equal to the excess of the fair market value of the shares of common stock underlying the restricted stock award at the time of grant over the exercise price (if any) paid for such common stock. Furthermore, the participant will not recognize ordinary income on such restricted stock when it subsequently vests.
      In all cases, the participant’s ordinary income is subject to applicable withholding taxes. The Company will be allowed an income tax deduction in the taxable year the participant recognizes ordinary income, in an amount equal to such ordinary income.

Restricted Stock Units
      The grant of a restricted stock unit will not subject the participant to tax or have any tax consequences for the Company. However, when the Award is paid, the full amount of the payment will be taxable to the participant as ordinary income subject to withholding taxes, and the Company will be allowed an income tax deduction equal to that amount.

Non-Restricted Stock
      When non-restricted stock is paid to a participant, the fair market value of the non-restricted stock minus the exercise price (if any) paid for such stock will be taxable to the participant as ordinary income subject to withholding taxes. The Company will be allowed an income tax deduction equal to the amount included in the participant’s ordinary income.

Stock Options
      The grant of a non-qualified stock option will not result in taxable income to the participant and the Company will not be entitled to an income tax deduction. Upon the exercise of a non-qualified stock option, a participant will realize ordinary taxable income on the date of exercise. Such taxable income will equal the difference between the option price and the fair market value of the common stock underlying the option on the date of exercise. The Company will be entitled to an income tax deduction equal to the amount included in the participant’s ordinary income.
      Upon the grant or exercise of an incentive stock option, a participant will not recognize taxable income and the Company will not be entitled to an income tax deduction. However, the exercise of an incentive stock option will result in an item of “tax preference” for purposes of the “alternative minimum tax” in an amount equal to the excess of the fair market value of the common stock underlying the incentive stock option at the time of exercise over the option price.
      The optionee will recognize taxable income in the year in which the shares of common stock underlying the incentive stock option are sold or disposed of. Dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or disposition is made more than two years from the option grant date and more than one year from the exercise date. If the participant sells or disposes of the shares of common stock in a qualifying disposition, any gain recognized by the participant on such sale or disposition will be a long-term capital gain.
      If either of the two holding periods described above are not satisfied, then a disqualifying disposition will occur. If the optionee makes a disqualifying disposition of the shares of common stock that have been acquired through the exercise of the option, the Company will be entitled to an income tax deduction for the taxable year in which the sale or disposition occurs equal to the lesser of: (i) the excess of the fair market value of such shares on the option exercise date over the exercise price paid for the shares, or (b) the amount realized on the sale or disposition over the exercise price paid for the shares.
      If the optionee makes a qualifying disposition, the Company will not be entitled to an income tax deduction. However, if the optionee makes a disqualifying disposition, the Company will be entitled to an income tax deduction equal to the amount included as ordinary income to the participant.

Stock Appreciation Rights
      The participant will not recognize taxable income upon the grant of a stock appreciation right, and the Company will not be entitled to an income tax deduction at the time of grant. The holder of a stock appreciation right will recognize ordinary income in the year in which the stock appreciation right is exercised in an amount equal to the fair market value of the common stock represented by the stock appreciation right over the strike price of the stock appreciation right.

Cash Awards and Performance Awards Payable in Cash
      The participant will recognize taxable ordinary income when cash awards or performance awards payable in cash are paid to the participant. The Company will be entitled to an income tax deduction equal to the amount paid to the participant.
      Section 409A. On October 22, 2004, President Bush signed the American Jobs Creation Act of 2004. The Jobs Creation Act dramatically alters the tax law relating to nonqualified deferred compensation arrangements, through the creation of the new Code Section 409A, and imposes significant penalties for noncompliance. Specifically, if the deferred compensation arrangement does not comply with Code Section 409A, the deferred amounts will be taxed currently at the participant’s marginal rate, interest is assessed at the underpayment rate established by the IRS plus 1%, measured from the later of the deferral date or vesting date, and a penalty is assessed equal to 20% of the taxable amount of compensation. In accordance with recent IRS guidance interpreting Section 409A, the Plan will be administered in a manner that is in good faith compliance with Section 409A. The Board of Directors intends that any awards under the Plan satisfy the applicable requirements of Section 409A.
The Board Of Directors Recommends A Vote “For”
Approval Of The LII Amended And Restated 1998 Incentive Plan.
Proxies Solicited By The Board Of Directors Will Be Voted “For” Approval Of The
LII Amended And Restated 1998 Incentive Plan Unless A Stockholder Has Indicated
Otherwise In Voting The Proxy.
EQUITY COMPENSATION PLANS INFORMATION
      The following table provides information as of December 31, 2004 regarding shares of LII common stock that may be issued under the Company’s existing equity compensation plans:

	Number of Securities		Weighted-average		Number of Securities
Plan Category	to be Issued(a)		Exercise Price(b)		Remaining(c)

Equity compensation plans approved by security holders	11,622,614	(1)	$14.07	(2)	2,702,937	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	11,622,614		$14.07		2,702,937

(a)	Number of securities to be issued upon exercise of outstanding options, warrants and rights.

(b)	Weighted-average exercise price of outstanding options, warrants and rights.

(c)	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a).

(1)	Includes the following:

•	8,257,642 shares of common stock to be issued upon exercise of outstanding stock options granted under the 1998 Plan and the Non-employee Directors’ Compensation and Deferral Plan;

•	Stock appreciation rights based on 1,087,108 shares of common stock granted under the 1998 Plan. Upon exercise, the stock appreciation rights will be settled in cash; and

•	2,280,864 shares of common stock to be issued upon the vesting of restricted stock units outstanding under the 1998 Plan.

Excludes 247,224 shares of common stock to be issued upon exercise of outstanding options originally granted under the five equity compensation plans adopted by SEI. The options have a weighted average exercise price of $29.14. The options were assumed by the Company in connection with the acquisition of SEI in 2000. No additional options will be granted under such plans.

(2)	Upon vesting, restricted stock units are settled for shares of common stock on a one-for-one basis. Accordingly, the restricted stock units have been excluded for purposes of computing the weighted-average exercise price.

(3)	Includes 2,560,770 shares of common stock available for issuance under the 1998 Plan, 367,531 shares of common stock reserved for issuance under the Non-employee Directors’ Compensation and Deferral Plan and 59,502 shares of common stock reserved for issuance under the Employee Stock Purchase Plan.
CORPORATE GOVERNANCE
      The Company’s Governance Guidelines provide that a majority of the Directors must be “Independent Directors” under the terms of the Company’s published definition of director independence and in accordance with the listing standards of the New York Stock Exchange. The nominees for Director are such that immediately after the election of the nominees to the Board of Directors, a majority of all Directors holding office will be Independent Directors. The Board has determined the following Directors are Independent Directors: Linda G. Alvarado, James J. Byrne, Janet K. Cooper, C. L. (Jerry) Henry, John E. Major, John W. Norris, Jr., Walden W. O’Dell, Paul W. Schmidt, Terry D. Stinson and Richard L. Thompson.
      The Company’s independent Board of Directors helps ensure good corporate governance and strong internal controls. The Company believes it is in compliance with all corporate governance requirements of the New York Stock Exchange, Securities and Exchange Commission and Sarbanes-Oxley Act of 2002.
Board of Directors and Board Committees
      The Board of Directors met eleven times in 2004. All incumbent Directors attended in excess of 75% of the total number of meetings of the Board and committees of the Board on which they served. The Board of Directors does not currently have a policy with regard to attendance of Board members at the Annual Meeting of Stockholders. Two Directors attended the Company’s 2004 Annual Meeting of Stockholders.
      The standing committees of the Board are as follows: Audit Committee, Compensation Committee, Board Governance Committee, Acquisition Committee, Public Policy Committee, Human Resource Committee and Pension and Risk Management Committee. The Board has adopted charters for each of these Committees and the charters are available on the Company’s website at www.lennoxinternational.com.
      Audit Committee. The Audit Committee, currently composed of Mr. Henry, Chairperson, Ms. Cooper, Mr. Major, Mr. Schmidt and Mr. Stinson, met 35 times during 2004. The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the Company’s financial reporting process, the system of internal control, the audit process, and the Company’s process for monitoring compliance with laws, regulations and Company policies. The Audit Committee also selects and engages the independent auditors to audit the books, records and accounts of the Company, reviews the scope of the audits, and establishes policy in connection with internal audit programs of the Company. See “Audit Committee Report” below for further information. Each Audit Committee member is an Independent Director and satisfies the financial literacy and expertise requirements of the New York Stock Exchange. The Board of Directors has determined that Mr. Henry, Chair of the Audit Committee, is an audit committee financial expert as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

      Compensation Committee. The Compensation Committee, currently composed of Mr. Thompson, Chairperson, Ms. Alvarado, Mr. Byrne, and Mr. Major, met six times during 2004. Each member of the Compensation Committee is an Independent Director. The Compensation Committee is responsible for evaluating the performance of LII’s Chairman of the Board and its Chief Executive Officer, making recommendations with respect to the salaries of LII’s Chairman of the Board and its Chief Executive Officer, reviewing and approving the compensation of executive staff members, approving the compensation for non-employee Directors and Committee members, approving stock equity programs for senior management, approving all employee benefit plan designs and other matters relating to the compensation of LII’s Directors, officers and employees.
      Board Governance Committee. The Board Governance Committee, currently composed of Mr. Stinson, Chairperson, Mr. Henry, Mr. O’Dell, Mr. Schmidt and Mr. Thompson, met four times during 2004. Each member of the Board Governance Committee is an Independent Director. The Board Governance Committee assists the Board in the discharge of its responsibilities relating to (i) identifying individuals qualified to become Board members, and (ii) developing and recommending to the Board the Corporate Governance Guidelines applicable to the Company.
      Acquisition Committee. The Acquisition Committee, currently composed of Mr. Major, Chairperson, Mr. Steven Booth, Mr. Thomas Booth, Mr. Brown, Mr. Henry and Mr. Stinson, did not meet during 2004. The Acquisition Committee is responsible for evaluating potential acquisitions and making recommendations on proposed acquisitions.
      Public Policy Committee. The Public Policy Committee, currently composed of Mr. Brown, Chairperson, Ms. Alvarado, Mr. Steven Booth, Mr. Byrne and Mr. Norris III, met two times during 2004. The Public Policy Committee is responsible for developing education programs for new and continuing Directors and overseeing the Company’s position of corporate social responsibility and public issues of significance which affect investors and other key Company stakeholders.
      Human Resource Committee. The Human Resource Committee, currently composed of Mr. Byrne, Chairperson, Ms. Alvarado, Mr. Brown, Mr. Major and Mr. Thompson, met two times during 2004. The Human Resources Committee is responsible for succession planning, management development programs and other human resource matters.
      Pension and Risk Management Committee. The Pension and Risk Management Committee, currently composed of Mr. Steven Booth, Chairperson, Mr. Thomas Booth, Ms. Cooper, Mr. Norris III and Mr. O’Dell, met two times during 2004. The Pension and Risk Management Committee is responsible for overseeing the administration of LII’s pension and profit sharing plans, overseeing matters relating to LII’s insurance coverage, reviewing matters of legal liability and environmental issues, and other matters relating to safety and risk management.
Director Nominee Criteria and Process
      The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Board Governance Committee. In this capacity, the Board Governance Committee develops and periodically reviews the criteria for Board membership, identifies new Director candidates and makes recommendations to the Board regarding the appropriate size of the Board and appointment of members to the Board’s committees. Qualifications required of individuals for consideration for Board membership will vary according to the particular areas of expertise being sought as a complement to the existing board composition at the time of any vacancy. However, minimum qualifications include high levels of leadership experience in business, substantial knowledge of issues faced by publicly traded companies, experience in positions demonstrating expertise, including on other boards of directors, and availability and demonstrated commitment. The Board Governance Committee usually retains a third-party search firm to assist in identifying and evaluating potential new Director candidates.

      When a vacancy occurs on the Board, the Board Governance Committee recommends to the Board a nominee to fill the vacancy. As provided in the Company’s Bylaws, the Board elects a new Director when a vacancy occurs between Annual Meetings of Stockholders to fill the vacancy for the duration of the term. The Board Governance Committee also annually evaluates and recommends to the Board nominees for election as Directors at the Company’s Annual Meeting of Stockholders.
Stockholder Nominations for Directors
      The Board Governance Committee considers nominees recommended by Stockholders as candidates for election to the Board of Directors. A Stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting of Stockholders is required to give written notice to the Secretary of the Company of his or her intention to make a nomination. The notice of nomination must be received by the Company not less than 60 days nor more than 90 days prior to the Annual Meeting of Stockholders, or if the Company gives less than 70 days notice of the Annual Meeting of Stockholders date, the notice of nomination must be received within 10 days following the day on which notice of the date of the Annual Meeting of Stockholders was mailed or such public disclosure was made to the Stockholders. Pursuant to the Company’s Bylaws, the notice of nomination is required to contain certain information about both the nominee and the Stockholder making the nomination, including information sufficient to allow the Board Governance Committee to determine if the candidate meets the criteria for Board membership. The Company may require that the proposed nominee furnish additional information in order to determine that person’s eligibility to serve as a Director. A nomination that does not comply with the above procedure will be disregarded.
Stockholder Communications To Directors
      Stockholders may send written communications to the Board by:

•	Email to directors@lennoxintl.com

•	Mail to
          Board of Directors
          Lennox International Inc.
          2140 Lake Park Blvd.
          Richardson, Texas 75080
      Communications addressed to the Board will be received by the Company’s Investor Relations Department and reviewed by the Corporate Secretary’s office. The Corporate Secretary will:

•	Refer substantiated allegations of improper accounting, internal controls or auditing matters affecting the Company to the Audit Committee Chairperson;

•	Refer substantiated allegations of other improper conduct affecting the Company to the Chairman of the Board;

•	Advise the Board at its regularly scheduled meetings of significant Stockholder communications; and

•	Refer questions concerning the Company’s products, services and human resources issues to the appropriate department in the Company for a response.
      Individuals may communicate with non-management Directors of the Board by sending written communications to the address listed above to the attention of the Presiding Non-management Director.

Other Corporate Governance Policies
      Code of Conduct and Code of Ethical Conduct. The Company has adopted a Code of Conduct that applies to all the Company’s Directors, executive officers and employees. The Code of Conduct is available on the Company’s website at www.lennoxinternational.com/governance/code.htm. Stockholders may request a free copy of these documents from:

Lennox International Inc.
Attention: Investor Relations
2140 Lake Park Blvd.
Richardson, Texas 75080
(972) 497-5000
      The Company’s Code of Ethical Conduct for Senior Financial and Principal Executive Officers (“Code of Ethical Conduct”) is also posted on the Company’s website. Amendments to and waivers from the Code of Ethical Conduct will be disclosed on the Company’s website.
      Corporate Governance Guidelines— Certain Committee Charters. The Company has adopted Corporate Governance Guidelines as well as charters for each of its Audit, Compensation and Board Governance Committees. These documents are available on the Company’s website at www.lennoxinternational.com/governance/committee.htm. Stockholders may request a free copy of any of these documents from the address and phone numbers set forth above under “Code of Conduct and Code of Ethical Conduct.”
      NYSE Section 303A Disclosure. LII submitted to the New York Stock Exchange during 2004 a certification of its Chief Executive Officer regarding compliance with the New York Stock Exchange’s corporate governance listing standards. LII also included as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission the certifications of its Chief Executive Officer and Chief Financial Officer required under Section 302 of the Sarbanes-Oxley Act of 2002.
      Executive Session Meetings. The Board has determined that the Chairpersons of the Board Committees, to the extent such person is an “Independent Director,” shall rotate alphabetically the responsibility to chair the executive session meetings of non-management Directors. The non-management Directors meet regularly in executive session without the presence of management.
      Committee Authority to Retain Independent Advisors. Each of the Audit, Compensation and Board Governance Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.
      Whistleblower Procedures. The Audit Committee has established procedures for the handling of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by the Company’s employees of concerns regarding such matters.
      Disclosure Committee. The Company has established a Disclosure Committee composed of members of management to assist the Company in fulfilling its obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing the Company’s periodic securities filings.
      No Executive Loans. The Company does not extend loans to executive officers or Directors and has no such loans outstanding.

AUDIT COMMITTEE REPORT
      Audit Committee Charter. LII’s Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board of Directors in April 2000, amended in March 2003, December 2003, and December 2004, a copy of which is attached as Appendix B. The Audit Committee consists solely of independent members of the Board of Directors. The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing LII’s financial reporting process, the system of internal control, the audit process, and LII’s process for monitoring compliance with laws and regulations and LII’s policies. In performing its role, the Audit Committee maintains effective working relationships with the Board of Directors, management, the internal auditors and the independent accountants. As set forth in the Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that LII’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange. The independent accountants are responsible for auditing LII’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.
      Auditor Independence. In the performance of its oversight function, the Audit Committee has reviewed and discussed the quarterly and audited financial statements, including the quality of accounting principles, with management and the independent accountants. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent accountants the independent accountants’ independence and considered whether the provision of non-audit services by the independent accountants to LII is compatible with maintaining the accountants’ independence.
      Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audits of LII’s financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that LII’s independent accountants are in fact “independent.”
      Audit Committee Recommendation. Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in LII’s Annual Report on Form 10-K for the year ended December 31, 2004.
      Submitted by the Audit Committee of the Board of Directors:

C. L. (Jerry) Henry (chair) Paul W. Schmidt	Janet K. Cooper Terry D. Stinson	John E. Major

DIRECTORS COMPENSATION
      Directors who are employees of LII do not receive additional compensation for positions on the Board of Directors. In 2004, there were two employee Board members: Messrs. Robert E. Schjerven, Chief Executive Officer; and Thomas W. Booth, Vice President, Corporate Technology. The 2004 compensation package for all non-employee Directors, with the exception of the Chairman, included an annual retainer of $25,000 in cash and $10,000 in common stock, with an additional annual retainer of $15,000 in cash for serving as a committee chair of the Audit Committee, $10,000 in cash for serving as a committee chair of the Compensation or Board Governance Committees and an additional annual retainer of $6,000 in cash for serving as a committee chair of the Pension and Risk Management, Human Resource, Acquisition or Public Policy Committees. A fee of $1,500 in cash was paid for attending each meeting day of the Board of Directors and a fee of $1,200 in cash was paid for attending each Board committee meeting. The fee paid for participation in a telephonic conference meeting of the Board or a committee is one-half of the regular meeting fee. The Chairman’s compensation package is twice that of other Directors: consisting of an annual retainer of $50,000 in cash and $20,000 in common stock, an additional annual retainer ranging from $12,000 to $30,000 in cash for serving as a committee chair and a fee of $3,000 in cash for attending each meeting day of the Board of Directors or $2,400 for attending each Board committee meeting. The fee paid for the Chairman’s participation in a telephonic conference meeting of the Board or a committee is one-half of his regular meeting fee. Directors may elect to receive the cash portion of their annual retainer in shares of common stock. Directors may defer 25% or more of their annual cash retainer in an interest bearing account under the Non-employee Directors’ Compensation and Deferral Plan. All Directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or a Board committee.
      In addition, each non-employee Director may periodically, under the 1998 Plan administered by the Board of Directors, receive stock options to purchase shares of common stock at an exercise price equal to the fair market value of such shares on the date of grant. Under the 1998 Plan, the stock options are non-qualified, and no such options awarded in any given year shall provide for the purchase of more than 16,500 shares of common stock by each Director. In December 2004, each non-employee Director, except for the Chairman, was awarded 13,131 stock options. The Chairman was awarded 16,500 stock options and also received cash in the amount of $50,762 in order to deliver a total award value that was twice that of the other Directors, as provided in his compensation package. All options awarded to Directors in 2004 have a term of seven years and vest and become exercisable in three equal increments of one-third in each of the three succeeding Decembers following the grant date.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Executive Compensation Philosophy and Policy
      Executive compensation is administered by the Compensation Committee of the Board of Directors, which is composed of the four independent Board members named below. This report defines the philosophy and describes the decisions made by the Compensation Committee during 2004 with respect to the named executive officers, as defined below under “Executive Compensation.” It is the Compensation Committee’s goal to establish executive compensation programs that deliver total pay linked to overall business results and, therefore, attract, motivate and retain highly skilled executives whose performance and contributions result in increased Stockholder value. To that end, LII maintains a pay-for-performance compensation philosophy to pay market-competitive base salaries, while also delivering variable pay opportunity, which is directly linked to the achievement of specific Company performance measurements and to the performance and contribution of the individual. In addition to the base salary program, LII’s variable pay programs include both short- and long-term incentive compensation vehicles.

      The long-standing executive compensation consultant from Hewitt Associates LLC (“Hewitt) retired in September 2004, at which time the Compensation Committee reviewed the qualifications of several replacement candidates, and the Committee Chair interviewed the final candidate. Upon his recommendation and the Compensation Committee’s concurrence, Mercer Human Resource Consulting (“Mercer”), a nationally recognized firm, was engaged as the executive compensation consultant. Prior to engaging Mercer, and in order to evaluate the competitiveness of the executive total compensation program, the Compensation Committee requested that Hewitt conduct a market analysis of the Company’s executive pay programs and practices. The Compensation Committee emphasizes delivering market-competitive and flexible total compensation to support the Company’s business objectives. LII’s executive pay is compared to a group of companies similar to LII, although not necessarily the same companies included in the peer group in the performance graph in this proxy statement, since sources of executive talent are broader than the companies listed in the performance graph.
Base Salary

Executive Officers
      LII’s executive base salary program is designed to be competitive with the median of the marketplace. In 2004, the Compensation Committee administered the executive officers’ base salaries within an executive broad band salary range to provide flexibility to reward executive development, support succession planning and aid in executive recruiting. LII engaged Hewitt periodically to conduct a detailed market analysis of each specific component of the executive compensation program. During 2003, in preparation for 2004 salary administration, LII asked Hewitt to provide marketplace trends for executive base salary increase activity. The Compensation Committee reviewed the base salary of each executive officer in relationship to Hewitt’s market data for the specific position, assessed the individual’s performance relative to previously established objectives and also made subjective determinations regarding the individual’s contributions before adjusting base salaries for 2004. After these adjustments, executive salaries were competitive within the market average and commensurate with the experience and performance contributions of the executive officers.

Chief Executive Officer
      In determining Mr. Schjerven’s 2004 base salary, the Compensation Committee reviewed the results of Hewitt’s market trends analysis for the CEO position. The Compensation Committee reviewed Mr. Schjerven’s base salary in relationship to Hewitt’s market data, assessed Mr. Schjerven’s performance relative to previously established objectives and also made subjective determinations regarding Mr. Schjerven’s contribution before adjusting his base salary to $850,000 for 2004. After this adjustment, Mr. Schjerven’s base salary was competitive within the market median and commensurate with his experience and performance contributions. Positioning Mr. Schjerven’s 2004 base salary within the market range reflected the Compensation Committee’s support of LII’s philosophy of paying its executives a market-competitive base salary and the Compensation Committee’s assessment of Mr. Schjerven’s performance during the prior year: the Compensation Committee assessed Mr. Schjerven’s 2003 performance and accomplishments to include:

•	In mid-2003, Mr. Schjerven executed a strategic restructuring of the businesses into three core segments: Worldwide Heating and Cooling, Worldwide Refrigeration, and Service Experts, and significantly improved the leadership structure of the businesses by repositioning three key, skilled and experienced executives to lead the segments.

•	Mr. Schjerven continued to successfully focus his executive team on improving the organization’s financial structure, balance sheet and cash flow.

•	Mr. Schjerven led his team to generate free cash flow of $115 million and reduced debt over the past three years by $328 million.

•	Under Mr. Schjerven’s leadership in 2003, operating income grew 44% to $156 million; income, before the cumulative effect of an accounting change, increased 97% to $84 million, a record for LII; and diluted earnings per share, before the cumulative effect of an accounting change, rose from $0.73 to $1.40.

•	Mr. Schjerven’s focus on innovation resulted in approximately one-third of 2003’s revenue in the manufacturing businesses being generated from products launched in the past three years—several with important industry leadership claims.

•	A negative development was the discovery of deficiencies in internal controls within Service Experts’ Canadian operations, which resulted in downward adjustments of $7 million to previously reported cumulative earnings for the years 1999-2003.
Short-Term Incentive Compensation

Executive Officers
      The Compensation Committee administers an executive short-term incentive opportunity through a program that requires the achievement of specific Company financial objectives for those individuals who most directly influence performance results and thereby supports the following strategic objectives:

•	maintain competitive total executive compensation opportunity;

•	align all executive reward programs with the success of the Company;

•	attract top executive talent to support organizational growth and expansion;

•	ensure equity among internal position values; and

•	implement “best practices” in the area of executive compensation.
      Final payout results are at the discretion of and subject to the Compensation Committee’s review and approval.
      In 2004, executive officers and the Chief Executive Officer participated in two annual variable pay programs:

•	The major business segments within LII each had a broad based variable pay program in which the respective President managing the business segment participated. Each business segment President, in conjunction with the Chief Executive Officer, determined the financial measurements and standards for that business unit’s program. Based on the performance of the business segment, the programs generated cash payouts for the named executive officers ranging from 1.0% to 5.0% of annual base earnings. Each broad based program was aligned with the performance metrics in the management short-term incentive program detailed below.

•	Each year, the Chief Executive Officer recommends and the Compensation Committee evaluates and approves the design, performance measurements and targets for the management short-term incentive programs. The performance metrics for the 2004 management short-term incentive program were net income, earnings before interest and taxes, sales growth, cash flow and working capital ratio. Threshold, minimum, target and maximum performance levels were defined, and target bonus award levels were established for each executive officer. Target incentive award opportunity for the named executive officers ranged from 70% to 100% of their base salary. Executive officers who are also Presidents of a business unit had 70% of the target based on their business unit results and 30% based on aggregate LII results. 50% of the target payment could be achieved with the threshold performance and up to 150% of the target payment could be achieved with the maximum performance. Additionally, for performance above the maximum level, each business unit selected one of the above named performance metrics to function as a multiplier of 1.0 to 1.5 of the incentive payment as determined by the other metrics, resulting in a potential payment of up to 225% of the target payment. Final 2004 incentive payouts in this program for the named executive officers ranged between 100.0% and 132.21% of target payments, based on performance and as determined by the Compensation Committee.

Chief Executive Officer
      Mr. Schjerven participated in the two annual variable pay programs listed above. His specific program included performance metrics of cash flow and net income. Prior to the beginning of 2004, the Compensation Committee of the Board of Directors determined his performance goals and their expectations for 2004. The Compensation Committee’s assessment of Mr. Schjerven’s 2004 performance results included the following:

•	Under Mr. Schjerven’s leadership in 2004, LII achieved record income of $91 million, before goodwill impairment, from continuing operations, a 5% increase over the prior year.

•	Mr. Schjerven led his team to work effectively through several major business challenges: an investigation into deficiencies in internal controls in Service Experts’ Canadian operations; the implementation of Sarbanes-Oxley Section 404 financial controls documentation requirements; managing industry-wide sharp rises in commodity prices; and the impacts of an abnormally cool summer in an industry that is reliant on seasonal weather norms.

•	During an otherwise challenging year, Mr. Schjerven effectively functioned as both CEO and CFO while a search was underway for the top financial position.

•	Cash flow performance in 2004 was disappointing, although debt was reduced by $52 million. The Compensation Committee, however, noted that over the past 4 years LII has reduced debt by $380 million. Mr. Schjerven has restructured and is implementing process changes to better manage cash flow ongoing.
      After taking these factors into account, the Compensation Committee awarded Mr. Schjerven short-term incentive awards of $998,750.
Long-Term Incentive Compensation
      In 2003, LII granted Stock Appreciation Rights (“SARs”), Performance Shares and Restricted Stock Awards to the named executive officers. In 2004, pending published guidelines to employers on the impact of the new American Jobs Creation Act on SARs, LII’s December 2004 long-term incentive (“LTI”) awards reflected a change from the prior year in that it did not include a grant of SARs. Instead of granting three LTI vehicles to the named executive officers, LII granted two vehicles: 60% of the LTI grant was in the form of performance shares to maintain LII’s strong philosophy and focus on performance and 40% of the LTI grant was in the form of restricted stock awards to address retention of key executives to support leadership continuity. This balance meets several objectives, including compliance with changing regulations, obtaining favorable reactions from LII Stockholders under increasing scrutiny in the public environment, and delivering a best-practice and competitive package design. The purpose of these award vehicles is to foster and enhance the long-term success of the Company for the benefit of its Stockholders by offering the incentive of long-term rewards to those executives who have a proprietary interest in the growth and performance of the Company and who have principal responsibility for long-term profitability of LII.

Executive Officers
      Performance Share Awards—Taking into account internal affordability and market-competitive practices outlined in Hewitt’s market trends study, the Compensation Committee reviews and determines LII’s Performance Share Program (“PSP”) award levels for executive officers annually. PSP awards are made in December for a performance period beginning the following January 1. The performance period for the PSP consists of three consecutive fiscal years commencing each January 1. Minimum, target and maximum performance standard levels, with a corresponding payout opportunity ranging from 50% to 200% of target are established, the achievement of which earns a lesser or greater multiplier of a contingent award granted at the beginning of the three-year performance period.
      In 2004, the Compensation Committee determined there was no payout for the 2001-2002-2003 PSP program. Also in 2004, each named executive officer, with the exception of Mr. Schjerven, received 25,497 contingent shares for the 2005-2006-2007 PSP program.
      For PSP awards made in 2004, the financial measure is return on invested capital, as an average over the three-year period, with the lowest year weighted at 20% and the remaining two years each weighted at 40%. Contingent awards are expressed in shares of the Company’s common stock. At the end of any performance period the earned share awards are calculated by applying the performance standards for such period to the contingent share award. If, at the end of the performance period, at least the minimum performance level has been attained, the earned share awards vest and are distributed in the form of LII common stock. To the extent the earned award payout level attained is less than 100%, the difference between 100% and the earned award, if any, is forfeited. Current stock holdings of the executives were not considered when determining the size of the 2004 contingent awards.
      Restricted Stock Awards—In order to facilitate LII’s ability to attract and retain key executives, as well as to ensure continuity in executing long-term business objectives, LII’s 2004 executive long-term incentive compensation program includes restricted stock awards. Taking into account internal affordability and the market-competitive practices outlined in Hewitt’s market study, the Compensation Committee reviews and determines LII’s restricted stock award levels for executive officers annually, in December. Each of the named executive officers, with the exception of Mr. Schjerven, received 16,421 shares of restricted stock. The restricted stock awards vest three years following the grant date, and the participant must remain employed by the Company to receive the shares.

Chief Executive Officer
      Performance Share Awards—Taking into account internal affordability and market-competitive practices outlined in Hewitt’s market trends study, the Compensation Committee reviews and determines LII’s PSP award levels for the CEO annually. PSP awards are made in December for a performance period beginning the following January 1. The performance period for the PSP consists of three consecutive fiscal years commencing each January 1. Minimum, target and maximum performance standard levels, with a corresponding payout opportunity ranging from 50% to 200% of target, are established; the achievement of which earns a lesser or greater multiplier of a contingent award granted at the beginning of the three-year performance period. Mr. Schjerven received 93,672 contingent shares. For PSP awards made in 2004, the financial measure is return on invested capital, as an average over the three-year period, with the lowest year weighted at 20% and the remaining two years each weighted at 40%. Contingent awards are expressed in shares of the Company’s common stock. At the end of any performance period the earned share awards are calculated by applying the performance standards for such period to the contingent share award. If, at the end of the performance period, at least the minimum performance level has been attained, the earned share awards vest and are distributed in the form of LII common stock. To the extent the earned award payout level attained is less than 100%, the difference between 100% and the earned award, if any, is forfeited. Current stock holdings of the executives were not considered when determining the size of the 2004 contingent awards.
      Restricted Stock Awards—In order to facilitate LII’s ability to attract and retain key executives, as well as to ensure continuity in executing long-term business objectives, LII’s 2004 executive long-term incentive compensation program includes restricted stock awards. Taking into account internal affordability and the market-competitive practices outlined in Hewitt’s market study, the Compensation Committee reviews and determines LII’s restricted stock award levels for the CEO annually, in December. Mr. Schjerven received 60,328 shares of restricted stock. The restricted stock awards vest three years following the grant date, and the participant must remain employed by the Company to receive the shares.

Policy for Compliance with Section 162(m)
      Section 162(m) of the Code, limits a company’s ability to deduct compensation paid in excess of $1 million to the Chief Executive Officer and the other four highest paid executives, unless the compensation meets certain Stockholder-approved performance requirements. It is the Company’s intent to make awards that qualify as deductible compensation under section 162(m) of the Code whenever possible. However, where granting awards is consistent with the strategic business goals of the Company, the Compensation Committee reserves the right to make awards that are non-deductible.
      Submitted by the Compensation Committee of the Board of Directors:

Richard L. Thompson (chair)	Linda G. Alvarado
James J. Byrne	John E. Major
EXECUTIVE COMPENSATION
      The following table sets forth information on compensation earned in 2004, 2003 and 2002 by LII’s Chief Executive Officer and its four other most highly compensated executive officers, such individuals sometimes being referred to in this proxy statement as the “named executive officers.”
Summary Compensation Table

				Long-Term Compensation

				Awards		Payouts

					Securities
		Annual Compensation		Restricted	Underlying
				Stock	Options/SARs	LTIP	All Other
Named Executive Officer	Year	Salary	Bonus(1)	Awards(2)	Granted	Payouts(3)	Compensation(4)

Robert E. Schjerven	2004	$850,000	$998,750	$1,168,252	0	$0	$221,745
Chief Executive Officer	2003	802,500	1,156,043	873,280	123,902	205,265	232,703
	2002	750,000	1,725,000	2,094,618	440,950	104,569	148,784

Harry J. Ashenhurst, Ph.D.	2004	421,287	352,827	317,993	0	0	96,316
Executive Vice President	2003	399,324	470,007	240,137	34,070	108,358	85,581
and Chief Administrative	2002	368,376	557,169	1,079,635	88,410	64,350	56,881
Officer

Scott J. Boxer	2004	406,953	288,945	317,993	0	0	110,815
President/COO	2003	381,688	567,928	634,937	34,070	88,199	126,887
Service Experts Inc.	2002	320,256	457,934	1,079,635	88,410	48,263	54,578

Robert J. McDonough	2004	404,258	389,041	317,993	0	0	766,787
President/COO	2003	367,866	339,952	634,937	34,070	75,599	78,574
World Wide	2002	320,004	484,470	1,079,635	88,410	36,192	46,071
Heating & Cooling

Michael G. Schwartz	2004	364,042	331,921	317,993	0	0	80,375
President/COO	2003	340,062	321,421	634,937	34,070	88,199	89,821
World Wide	2002	304,500	437,780	1,079,635	88,410	48,263	51,688
Refrigeration

(1)	Includes annual incentive payments for the respective year from annual variable pay plans and other bonuses and an additional bonus for Mr. Boxer in the amount of $118,940, which was earned as LII stock, in conjunction with a special 2004 SEI incentive program as a provision of his 2003 appointment to the role of President/COO SEI.

(2)	Represents PSP awards and/or restricted stock awards of the following number of shares of LII common stock granted pursuant to the 1998 Plan multiplied by the average of the high and low price of LII common stock on the New York Stock Exchange (the “Fair Market Value”) on the

grant date(s). Restricted stock awards in December 2004 at a Fair Market value of $19.365 per share are as follows: Mr. Schjerven 60,328 shares; Dr. Ashenhurst 16,421 shares; Mr. Boxer 16,421 shares; Mr. McDonough 16,421 shares and Mr. Schwartz 16,421 shares. For the December 2004 restricted stock grant, all shares granted will vest and be distributed in December 2007, providing continued employment with LII. Restricted stock awards in December 2003 at a Fair Market Value of $16.76 per share are as follows: Mr. Schjerven 52,105 shares; Dr. Ashenhurst 14,328 shares; Mr. Boxer 14,328 shares; Mr. McDonough 14,328 shares; and Mr. Schwartz 14,328 shares. For the December 2003 restricted stock grant, all shares granted will vest and be distributed in December 2006, providing continued employment with LII. Mr. Boxer, Mr. McDonough and Mr. Schwartz received 30,000 restricted stock awards in July 2003 upon a major management reorganization. PSP awards in December 2002 at a Fair Market Value of $13.375 per share are as follows: Mr. Schjerven 70,800 shares; Dr. Ashenhurst 28,000 shares; Mr. Boxer 28,000 shares; Mr. McDonough 28,000 shares; and Mr. Schwartz 28,000 shares. All December 2002 PSP shares will vest in December 2005 providing performance targets are met. There were no stock awards in 2001 due to an insufficient number of shares remaining in the 1998 Plan; therefore, upon Stockholder approval of additional shares at the 2002 Annual Meeting of Stockholders, the delayed 2001 award was made in May 2002, with the normal grant schedule resuming in December 2002. PSP awards in May 2002 at a Fair Market Value of $16.21 per share are as follows: Mr. Schjerven 70,800 shares; Dr. Ashenhurst 28,000 shares; Mr. Boxer 28,000 shares; Mr. McDonough 28,000 shares; and Mr. Schwartz 28,000 shares. Earned May 2002 PSP shares vested in December 2004 based on performance targets met. For the 2002 and 2001 PSP grants, shares that did not vest in any performance period due to failure to achieve performance targets will vest 10 years from the grant date. A special restricted stock award in July 2002 at a Fair Market Value of $16.21 per share are as follows: Dr. Ashenhurst 15,500 shares; Mr. Boxer 15,500 shares; Mr. McDonough 15,500 shares; and Mr. Schwartz 15,500 shares. For the July 2002 restricted stock grant, all shares granted will vest and be distributed in July 2005, providing continued employment with LII.

(3)	There was no PSP payout in 2004 for the 2001-2003 performance period. 2003 amounts represent the value of earned awards in the form of LII common stock for the PSP for the 2000-2002 performance period, paid in April 2003. 2002 amounts represent the value of earned awards in the form of LII common stock for the PSP for the 1999-2001 performance period, paid in 2002.

(4)	Composed of contributions by LII to its profit sharing retirement plan and profit sharing restoration plan and the dollar value of term life insurance premiums paid by LII. Contributions to the plans were as follows: In 2004: Mr. Schjerven— $204,023; Dr. Ashenhurst— $88,053; Mr. Boxer— $96,749; Mr. McDonough— $76,289; in addition to $676,473 as payment for relocation costs, which include approximately $400,000 for anticipated losses on sale of primary residence, approximately $200,000 to offset anticipated tax effects on sale of primary residence and approximately $75,000 in other miscellaneous relocation expenses; and Mr. Schwartz— $66,640. In 2003: Mr. Schjerven— $217,387; Dr. Ashenhurst— $79,630; Mr. Boxer— $69,382, in addition to $46,552 as payment for installation of LII equipment under the executive equipment program; Mr. McDonough— $67,866; Mr. Schwartz— $63,964. In 2002: Mr. Schjerven— $133,494; Dr. Ashenhurst— $50,953; Mr. Boxer— $43,642; Mr. McDonough— $38,001; Mr. Schwartz— $41,314.

      The following table provides information concerning stock options granted to the named executive officers in 2004.
Option/SAR Grants in Last Fiscal Year

	Individual Grants

			Percent of
		Number of	Total
		Securities	Options/SARs
		Underlying	Granted to			Grant Date
	Grant	Options/SARs	Employees in	Exercise or	Expiration	Present
Name	Date	Granted	Fiscal Year	Base Price	Date	Value

Robert E. Schjerven	N/A	0	N/A	N/A	N/A	N/A
Harry J. Ashenhurst, Ph.D.	N/A	0	N/A	N/A	N/A	N/A
Scott J. Boxer	N/A	0	N/A	N/A	N/A	N/A
Robert J. McDonough	N/A	0	N/A	N/A	N/A	N/A
Michael G. Schwartz	N/A	0	N/A	N/A	N/A	N/A
      The following table provides the options exercised during 2004 for each of the named executive officers and the number of options and the value of unexercised options held by each named executive officer as of December 31, 2004.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at		Options/SARs at
	Shares		December 31, 2004		December 31, 2004(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert E. Schjerven	0	$0	854,828	159,593	$6,668,157	$823,978
Harry J. Ashenhurst, Ph.D.	20,000	196,750	273,649	38,150	1,842,804	186,920
Scott J. Boxer	0	0	247,517	38,150	1,739,403	186,920
Robert J. McDonough	14,294	143,899	236,422	38,150	1,742,850	186,920
Michael G. Schwartz	0	0	224,714	38,150	1,649,491	186,920

(1)	Calculated on the basis of the Fair Market Value of the underlying securities as of December 31, 2004, $20.29 per share, minus the exercise price for “in-the-money” options.
      The following table provides information concerning PSP awards made in 2004 to the named executive officers under the 1998 Plan. The named executive officers were awarded a number of PSP shares of LII common stock in December 2004 subject to achievement of performance targets based on the return on invested capital for a three-year period. For the December 2004 grant, shares will vest in December 2007 providing specific performance targets are met. If, at the end of the performance period, at least the threshold performance level has been attained, the earned PSP award will be vested and will be distributed. To the extent the earned award payout level attained is less than target, the difference between target and the earned award distributed, if any, will be forfeited. Presented below is the threshold, target and maximum number of PSP shares of LII common stock that may be payable to each of the named executive officers.
Long-Term Incentive Plans—Awards in Last Fiscal Year

			Estimated Future Payouts Under
	Number of	Performance or	Non-Stock Price-Based Plans
	Shares, Units or	Other Period Until
	Other Rights	Maturation or	Threshold	Target	Maximum
Name	(#)	Payout	(#)	(#)	(#)
(a)	(b)	(c)	(d)	(e)	(f)

Robert E. Schjerven	93,672	3 years	46,836.0	93,672.0	187,344.0
Harry J. Ashenhurst. Ph.D.	25,497	3 years	12,748.5	25,497.0	50,994.0
Scott J. Boxer	25,497	3 years	12,748.5	25,497.0	50,994.0
Robert J. McDonough	25,497	3 years	12,748.5	25,497.0	50,994.0
Michael G. Schwartz	25,497	3 years	12,748.5	25,497.0	50,994.0
Retirement Plans
      The named executive officers participate in four LII-sponsored retirement plans: the pension plan for salaried employees, the profit sharing retirement plan, the profit sharing restoration plan and the supplemental retirement plan. The profit sharing restoration plan and the supplemental retirement plan are “non-qualified plans” under the Code. LII pays the full cost of each of these plans.
      The pension plan for salaried employees is a floor offset plan. A target benefit is calculated using credited service and final average pay for the highest five consecutive years of compensation. The benefit is currently based on 1.00% of final average pay, plus 0.60% of final average pay above Social Security covered compensation, multiplied by the number of years of credited service, not to exceed 30 years. Employees become vested in the pension plan for salaried employees after five years of service and may commence unreduced benefits at age 65. Once the specified age and service requirements are met, benefits may commence earlier on an actuarially reduced basis. At time of retirement, a participant may choose one of five optional forms of payment.
      The profit sharing retirement plan is a “defined contribution plan” under the Code. Profit sharing contributions, as determined by the Board of Directors, are credited annually to participants’ accounts based on total pay. Participants are fully vested after six years of service. The assets of the plan are employer-directed. Distributions may occur at separation of employment and can be paid directly to the participant.
      The profit sharing restoration plan permits accruals that otherwise could not occur because of Internal Revenue Service limitations on compensation.
      The supplemental retirement plan permits income above Internal Revenue Service limitations to be considered in determining final average pay, doubles the rate of benefit accrual, limits credited service to 15 years, permits early retirement on somewhat more favorable terms than the pension plan and provides for an additional optional form of payment.

      The estimates of annual retirement benefits shown in the following table are the targets established by the supplemental retirement plan. All benefits are computed as a straight-life annuity and are not subject to deduction for Social Security.

	Years of Service

2004 Final Average Earnings(1)	5	10	15	20	25	30

$ 250,000	$34,726	$69,452	$104,178	$104,178	$104,178	$104,178
425,000	62,726	125,452	188,178	188,178	188,178	188,178
600,000	90,726	181,452	272,178	272,178	272,178	272,178
775,000	118,726	237,452	356,178	356,178	356,178	356,178
950,000	146,726	293,452	440,178	440,178	440,178	440,178
1,125,000	174,726	349,452	524,178	524,178	524,178	524,178
1,300,000	202,726	405,452	608,178	608,178	608,178	608,178
1,475,000	230,726	461,452	692,178	692,178	692,178	692,178
1,650,000	258,726	517,452	776,178	776,178	776,178	776,178

(1)	Final Average Earnings are the average of the highest five consecutive years of includible earnings. Compensation for these purposes includes salary and bonuses, and excludes extraordinary compensation such as benefits from the 1998 Plan or its predecessor plans. Bonus numbers used in these calculations, as per the 1998 Plan requirements, are the bonuses actually paid in those years. In the “Summary Compensation Table,” the 2004 bonus reported is the bonus earned in 2004, but not actually paid until 2005.
      As of December 31, 2004, the final average earnings and the eligible years of credited service for each of the named executive officers was as follows: Mr. Schjerven $1,581,756—18.8 years; Dr. Ashenhurst $722,817—16.0 years; Mr. Boxer $652,475—6.6 years; Mr. McDonough $590,644—9.7 years; Mr. Schwartz $565,191—8.0 years.
Employment Agreements
      LII has entered into employment agreements with the named executive officers, which are substantially identical except for the name of the named executive officer who is a party to the agreement and the date of the agreement. These employment agreements establish the basis of compensation and assignments, and contain post-employment covenants covering confidential information, the diverting of employees, vendors and contractors and the solicitation of customers. These agreements also establish binding arbitration as the mechanism for resolving disputes and provide benefits and income in the event employment terminates under specified circumstances. On January 1 of each year, the agreements automatically renew for an additional year, unless either party notifies the other, in writing, at least 30 days prior to such date, of a decision not to renew the agreement.
      If LII terminates a named executive officer prior to the expiration of the term of the agreement or if LII does not renew the agreement for any reason other than for cause, the employee will be entitled to receive monthly payments of the greater of the employee’s base salary for the remainder of the agreement’s term or three months of the employee’s base salary in addition to any other compensation or benefits applicable to an employee at the employee’s level.
      If LII terminates a named executive officer other than for cause, including LII’s non-renewal of the agreement, and the employee agrees to execute a written general release of any and all possible claims against LII existing at the time of termination, LII will provide the employee with an enhanced severance package. This package includes payment of the employee’s base monthly salary for a period of 24 months following the date of termination, a lump sum in the amount which totals any short-term bonus payments actually paid to the employee over the 24 month period prior to the date of termination, a lump sum payment of a sum equal to 10% of the employee’s annual base salary in effect at the time of termination in lieu of perquisites lost, and forgiveness of COBRA premiums due for group health insurance coverage for up to 18 months following termination while the employee remains unemployed. If the employee remains unemployed at the end of 18 months, the equivalent of the COBRA premium will be paid to the employee on a month-to-month basis for up to six additional months while the employee remains unemployed. Outplacement services are provided or, at the employee’s election, a lump-sum payment of 10% of the employee’s annual base salary will be made to the employee in lieu of those services. Additionally, the employee’s beneficiary will receive a lump-sum death benefit equivalent to six months of the employee’s base salary should the employee die while entitled to enhanced severance payments.
Change of Control Employment Agreements
      LII has entered into change of control employment agreements with the named executive officers, which are substantially identical except for the name of the named executive officer who is a party to the agreement and the date of the agreement. The change of control agreements provide for certain additional benefits under specified circumstances if a named executive officer’s employment is terminated following a change of control transaction involving LII. The change of control agreements are intended to provide protections to the named executive officers that are not afforded by their existing employment agreements, but not to duplicate these benefits. The term of the change of control agreements is generally two years from the date of a change of control or two years from the date of a potential change of control, as discussed below. If the named executive officer remains employed at the conclusion of such term, the officer’s existing employment agreement will continue to remain in effect. The employment rights of the named executive officers under the change of control agreements would be triggered by either a change of control or a potential change of control. Following a potential change of control, the term of the change of control agreement may terminate but the change of control agreement will remain in force and a new term of the agreement will apply to any future change of control or potential change of control, if either (a) the Board of Directors determines that a change of control is not likely or (b) the named executive officer, upon proper notice to LII, elects to terminate the term of the officer’s change of control agreement as of any anniversary of the potential change of control.
      A “change of control” generally includes the occurrence of any of the following:

(a) any person, other than specified exempt persons which includes LII and its subsidiaries and employee benefit plans, becoming a beneficial owner of 35% or more of the shares of LII voting securities;

(b) a change in the identity of a majority of the Board of Directors, unless approved by a majority of the incumbent members of the Board of Directors;

(c) approval by the Stockholders of a reorganization, merger or consolidation in which:

(1) existing Stockholders would own 65% or less of the voting securities of the surviving entity;

(2) any person, other than specified exempt persons, would own 35% or more of the voting securities of the surviving entity;

(3) less than a majority of the board of the surviving entity would consist of the then incumbent members of the Board of Directors; or

(d) approval by the Stockholders of a liquidation or dissolution of LII, unless such liquidation or dissolution involves a sale to a company of which following such transaction:

(1) more than 65% of the voting securities of such company would be owned by existing Stockholders;

(2) no person, other than specified exempt persons, would own 35% or more of the voting securities of such company; and

(3) at least a majority of the board of directors of such company would consist of the then incumbent members of the Board of Directors.
      A “potential change of control” generally includes any of the following:

(a) commencement of a tender or exchange offer for voting stock that, if consummated, would result in a change of control;

(b) LII entering into an agreement which, if consummated, would constitute a change of control;

(c) commencement of a contested election contest subject to proxy rules; or

(d) occurrence of any other event that the Board of Directors determines could result in a change of control.
      During the term of the change of control agreement, a named executive officer’s position, authority, duties and responsibilities may not be diminished, and all forms of compensation, including salary, bonus, regular salaried employee plan benefits, stock options, restricted stock and other awards, must continue on a basis no less favorable than at the beginning of the term of the change of control agreement and, in the case of specified benefits, must continue on a basis no less favorable in the aggregate than the most favorable application of such benefits to any of LII’s employees.
      If a named executive officer terminates employment during the term of the change of control agreement for good reason or for any reason during a window period (the 90-day period commencing 366 days after any change of control), LII will pay such officer:

•	his or her then unpaid current salary and a pro rata portion of the highest bonus earned during the preceding three years, as well as previously deferred compensation and accrued vacation time;

•	a lump-sum cash payment equal to the sum of three times the officer’s annual base salary and three times the highest annual bonus paid or awarded to the officer during the preceding three fiscal years;

•	a lump-sum cash payment equal to the sum of three times the officer’s annual base salary and three times the highest annual bonus paid or awarded during the preceding three fiscal years, to reflect the equity component of the officer’s compensation;

•	a lump-sum cash payment equal to the sum of 15% of the officer’s annual base salary, in lieu of outplacement services, and three times 15% of the annual base salary that would have been paid or awarded to the officer during the fiscal year that includes the date of termination, for the perquisites component of the officer’s compensation;

•	for purposes of LII’s supplemental retirement plan and LII’s profit sharing restoration plan, three additional years added to each of the service and age criteria; and

•	continued coverage under LII’s employee welfare benefits plans for up to four and one-half years after termination.
      In addition, all options, restricted stock and other compensatory awards held by the named executive officer will immediately vest and become exercisable, and the term of these awards will be extended for up to three years following termination of employment. The named executive officer may also elect to cash out equity-based compensatory awards at the highest price per share paid by specified persons during the term of the change of control agreement or the six-month period prior to the beginning of the term of the change of control agreement.
      In the event of a contest concerning a change of control agreement, unless the officer’s claim is found by a court to be frivolous, LII has no right of offset, the officer is not required to mitigate damages and LII agrees to pay any legal fees incurred by the officer in connection with such contest.

      LII also agrees to pay all amounts owing to the officer during any period of dispute, subject only to the officer’s agreement to repay any amounts to which it is determined the officer was not entitled. The change of control agreements provide for a tax gross-up in the event that specified excise taxes are applicable to payments made by LII under a change of control agreement or otherwise. The change of control agreements require the officer to maintain the confidentiality of LII’s information and, for a period of 24 months following termination of employment, to avoid any attempts to induce LII’s employees to terminate their employment with LII.
Indemnification Agreements
      LII has entered into indemnification agreements with its Directors and a number of its executive officers. Each of these indemnification agreements is substantially identical except for the name of the Director or executive officer who is a party to the agreement and the date of the agreement. Under the terms of the indemnification agreements, LII has generally agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law on the date of the agreements and to such greater extent as applicable law may at a future time permit. In addition, the indemnification agreements contain specific provisions pursuant to which LII has agreed to indemnify each indemnitee:

•	if such person is, by reason of his or her status as a Director, nominee for Director, officer, agent or fiduciary of LII or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person was serving at LII’s request, any such status being referred to as a “Corporate Status,” made or threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation or other proceeding, other than a proceeding by or in the right of LII;

•	if such person is, by reason of his or her Corporate Status, made or threatened to be made a party to any proceeding brought by or in the right of LII to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in such proceeding as to which such indemnitee shall have been adjudged to be liable to LII if applicable law prohibits such indemnification, unless and only to the extent that a court shall otherwise determine;

•	against expenses actually and reasonably incurred by such person or on his or her behalf in connection with any proceeding to which such indemnitee was or is a party by reason of his or her Corporate Status and in which such indemnitee is successful, on the merits or otherwise;

•	against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a proceeding to the extent that such indemnitee is, by reason of his or her Corporate Status, a witness or otherwise participates in any proceeding at a time when such person is not a party in the proceeding; and

•	against expenses actually and reasonably incurred by such person in certain judicial adjudications of or awards in arbitration to enforce his or her rights under the indemnification agreements.
      In addition, under the terms of the indemnification agreements, LII has agreed to pay all reasonable expenses incurred by or on behalf of an indemnitee in connection with any proceeding, whether brought by or in the right of LII or otherwise, in advance of any determination with respect to entitlement to indemnification and within 15 days after the receipt by LII of a written request from such indemnitee for such payment. In the indemnification agreements, each indemnitee has agreed that he or she will reimburse and repay LII for any expenses so advanced to the extent that it shall ultimately be determined that he or she is not entitled to be indemnified by LII against such expenses.
      The indemnification agreements also include provisions that specify the procedures and presumptions which are to be employed to determine whether an indemnitee is entitled to indemnification. In some cases, the nature of the procedures specified in the indemnification agreements varies depending on whether LII has undergone a change of control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      John W. Norris, Jr., LII’s Chairman of the Board, Stephen R. Booth, Thomas W. Booth, David V. Brown and John W. Norris III, each a Director of LII, as well as other LII Stockholders who may be immediate family members of the foregoing persons, are, individually or through trust arrangements, members of AOC Land Investment, L.L.C. (“AOC Land”). AOC Land owns 70% of AOC Development II, L.L.C., which owns substantially all of One Lake Park, L.L.C. (“One Lake Park”). LII is leasing part of an office building owned by One Lake Park for use as the LII corporate headquarters. The lease, initiated in 1999, has a term of 25 years and the lease payments for 2004 totaled approximately $3.2 million. LII believes that the terms of its lease with One Lake Park was, at the time entered into, comparable to terms that could have been obtained from unaffiliated third parties and was approved by a majority of the disinterested members of the Board of Directors.
      LII does not intend to enter into any transactions in which its Directors, executive officers or principal Stockholders and their affiliates have a material interest unless such transactions are approved by a majority of the disinterested members of its Board of Directors and are on terms that are no less favorable to it than those that it could obtain from unaffiliated third parties.
Compensation Committee Interlocks and Insider Participation
      During the fiscal year 2004, the Compensation Committee was composed of Mr. Thompson, Chairperson, Mr. Byrne, Ms. Cooper and Mr. Major. No member of the Compensation Committee was an officer or employee of LII or any of its subsidiaries. None of the LII executive officers served on the board of directors or on the compensation committee of any other entity, for which any officers of such other entity served either on our Board or on our Compensation Committee. For information on insider participation, see “Certain Relationships and Related Party Transactions.”

OWNERSHIP OF LII COMMON STOCK
      The following table contains information regarding the beneficial ownership of LII common stock as of December 31, 2004 by the following individuals:

•	each person known by LII to own more than 5% of the outstanding shares of LII common stock;

•	each of LII’s Directors;

•	each named executive officer of LII; and

•	all executive officers and Directors of LII as a group.
      Unless otherwise indicated, all persons listed have an address in care of LII’s principal executive offices which are located at 2140 Lake Park Boulevard, Richardson, Texas 75080.
      The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Securities Exchange Act of 1934. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of LII common stock subject to options held by that person that were exercisable on December 31, 2004 or would be exercisable within 60 days following December 31, 2004 are considered outstanding. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge and unless otherwise indicated, each Stockholder has sole voting and investment power over the shares listed as beneficially owned by such Stockholder, subject to community property laws where applicable. Percentage of ownership is based on 61,041,416 shares of common stock outstanding as of December 31, 2004.

	Shares Beneficially Owned

Beneficial Owner	Number	Percentage

John W. Norris, Jr.(1)(2)	4,738,378	7.67
Robert E. Schjerven(2)	1,654,410	2.67
Linda G. Alvarado(2)(3)	121,496	*
Harry J. Ashenhurst, Ph.D.(2)	564,062	*
Steven R. Booth(2)(4)	2,886,837	4.73
Thomas W. Booth(2)(5)	2,955,201	4.84
Scott J. Boxer(2)	547,368	*
David V. Brown(2)	1,742,402	2.85
James J. Byrne(2)	149,692	*
Janet K. Cooper(2)	67,589	*
C. L. (Jerry) Henry(2)	50,382	*
John E. Major(2)	140,757	*
Robert J. McDonough(2)	459,908	*
John W. Norris III(2)(6)	3,013,884	4.94
Walden W. O’Dell(2)	5,086	*
Paul W. Schmidt	2,000	*
Michael G. Schwartz(2)	492,437	*
Terry D. Stinson(2)	71,892	*
Richard L. Thompson(2)	170,528	*
All executive officers and Directors as a group (23 persons)(2)	15,541,467	24.08
David H. Anderson(2)(7)	3,261,146	5.34
Barclays Global Investors NA/CA/(8)	4,561,124	7.47

*	Less than 1%

(1)	Includes: (a) 321,750 shares held by the Robert W. Norris Trust A, 321,750 shares held by the John W. Norris, Jr. Trust A, and 663,135 shares held by the Megan E. Norris Trust A, each of which Mr. Norris is a co-trustee; and (b) 2,674,422 shares held by the Norris Family Limited Partnership, of which Mr. Norris is General Partner.

(2)	Includes the following shares subject to options: Mr. Norris, Jr.— 757,321; Mr. Schjerven— 854,828; Ms. Alvarado— 111,826; Dr. Ashenhurst— 273,649; Mr. S. Booth— 23,808; Mr. T. Booth— 45,141; Mr. Boxer— 247,517; Mr. Brown— 111,826; Mr. Byrne— 79,865; Ms. Cooper— 52,096; Mr. Henry— 38,939; Mr. Major— 111,826; Mr. McDonough— 236,422; Mr. Norris III— 23,808; Mr. O’Dell— 4,138; Mr. Schwartz— 224,714; Mr. Stinson— 52,096; Mr. Thompson— 94,996; all executive officers and Directors as a group— 3,503,224; and Mr. Anderson— 119,264.

(3)	Includes 8,174 shares held by Cimarron Holdings, LLC.

(4)	Includes (a) 1,986,906 shares held by trusts for the benefit of Mr. Richard W. Booth, 642,741 shares held by the Steven R. Booth Trust, and 134,052 shares held by The Booth Family Charitable Lead Annuity Trust, each of which Mr. S. Booth is a co-trustee, and (b) 83,446 shares held by Mr. S. Booth’s children.

(5)	Includes: (a) 1,986,906 shares held by trusts for the benefit of Mr. Richard W. Booth, 40,062 shares held by the Thomas W. Booth Trust, and 134,052 shares held by The Booth Family Charitable Lead Annuity Trust, each of which Mr. T. Booth is a co-trustee, and (b) 76,051 shares held by Mr. T. Booth’s children.

(6)	Includes (a) 4,987 shares held by the W.H. Norris Trust, 4,987 shares held by the B.W. Norris Trust, and 4,063 shares held by the L.C. Norris Trust, each of which Mr. Norris is a trustee; (b) 2,674,422 shares held by the Norris Family Limited Partnership, of which Mr. Norris is a 1% beneficiary; and (c) 31,768 shares held by Mr. Norris’ minor children.

(7)	Mr. Anderson’s address is: P.O. Box 21757, Santa Barbara, CA 93121.

(8)	Includes: (a) 3,073,403 shares held by Barclays Global Investors, NA, 45 Fremont St., San Francisco, CA 94105; (b) 1,363,521 shares held by Barclays Global Fund Advisors, 45 Fremont St., San Francisco, CA 94105; and (c) 124,200 shares held by Palomino Limited, Walker House Mary Street P.O. Box 908 GT, George Town, Grand Cayman (Cayman Islands).

COMPARISON OF TOTAL STOCKHOLDER RETURN
      The following graph compares the cumulative total returns of LII, the Standard & Poor’s Small-Cap 600 Index and a peer group of U.S. industrial manufacturing and service companies in the heating, ventilation, air conditioning and refrigeration businesses from July 29, 1999, the date of the LII initial public offering, through December 31, 2005. The chart assumes that $100 was invested on July 29, 1999, with dividends reinvested. Peer group returns are weighted by market capitalization. The peer group includes AAON, Inc., American Standard Companies Inc., Comfort Systems USA, Inc., Maytag Corporation, Watsco, Inc., Whirlpool Corporation, and York International Corporation. Modine Corporation, a company engaged in the heat transfer business, was removed from the peer group in 2003, as LII has only a minority interest in its joint venture in the heat transfer business which was formed with Outokumpu Oyj of Finland in 2002.

INDEPENDENT AUDITORS
      The Audit Committee of the Board of Directors has selected KPMG LLP (“KPMG”) to continue as LII’s independent auditors for the fiscal year ending December 31, 2005. A representative of KPMG will be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.
Audit Fees
      The fees for professional services rendered for the audit of LII’s annual financial statements for each of the fiscal years ended December 31, 2004 and December 31, 2003, and the reviews of the financial statements included in LII’s Quarterly Reports on Form 10-Q or services that are normally provided by KPMG in connection with statutory or regulatory filings or engagement for each of those fiscal years, were $5,244,000 and $2,915,000, respectively. $3,001,000 of the fiscal year 2004 amount was associated with Sarbanes-Oxley Section 404 financial controls attestation and $1,687,000 of the fiscal year 2003 amount was associated with the investigation of the SEI Canadian operations.
Audit-Related Fees
      Aggregate fees billed or expected to be billed by KPMG for assurance and related services reasonably related to the performance of the audit or review of LII’s financial statements for each of the fiscal years ended December 31, 2004 and December 31, 2003, and not included in the audit fees listed above were $114,000 and $151,000, respectively. These services are comprised primarily of accounting consultations and other audit or attestation services not required by statute or regulation.
Tax Fees
      Aggregate fees billed or expected to be billed by KPMG for tax compliance, tax advice and tax planning for each of the fiscal years ended December 31, 2004 and December 31, 2003, were $768,000 and $682,000, respectively. These fees related to reviews of tax returns, tax consulting and tax planning.
All Other Fees
      The fees for services rendered to LII by KPMG, other than those services covered in the sections captioned “Audit Fees,” “Audit-Related Fees” and “Tax Fees,” for each of the fiscal years ended December 31, 2004 and December 31, 2003, were $0 and $0, respectively.
Audit Committee Approval of Audit and Non-Audit Services
      Prior to 2003, each type of non-audit service proposed to be provided by the Company’s independent auditors, KPMG, was approved on an individual basis by the Audit Committee in advance of the rendering of such non-audit services. The Audit Committee, in 2003, developed an Administrative Policy and Procedure for Audit Committee Approval of Non-Audit Services Provided by the External Auditor, which sets forth certain pre-approved non-audit work that may be performed by KPMG. Specifically, the Audit Committee has pre-approved the use of KPMG for detailed, specific types of services within the following categories of non-audit services: tax advisory and tax return services and accounting consultation regarding accounting standards. In each case, the Audit Committee has also set a specific annual limit on the amount of such services which the Company would obtain from KPMG, and has required management to report the specific engagements to the Audit Committee. All other non-audit services other than the pre-approved services set forth above and any services that exceed the annual limits set forth in the policy must be pre-approved in writing by the Audit Committee. The Chairperson of the Audit Committee is authorized by the Audit Committee to pre-approve additional KPMG audit and non-audit services between Audit Committee meetings, provided the additional services do not affect KPMG’s independence under applicable Securities and Exchange Commission rules and any such pre-approval is reported to the Audit Committee at its next meeting.

ADDITIONAL INFORMATION
Quorum Required
      A quorum of LII Stockholders is necessary to have a valid meeting of Stockholders. A majority of the shares of LII common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the Annual Meeting of Stockholders in order for a quorum to be established. Abstentions and broker “non-votes” count as present for establishing a quorum. Shares held by LII in its treasury or by any majority-owned subsidiary or LII do not count toward a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given. We expect, in the event that a quorum is not present at the Annual Meeting of Stockholders, the meeting will be adjourned or postponed to solicit additional proxies.
Vote Required
      Only Stockholders of record at the close of business on February 18, 2005 are entitled to notice of and to vote at the meeting. There were 61,508,837 shares of common stock of LII outstanding at the close of business on that date, all of which will be entitled to vote. Holders of shares of common stock are entitled to one vote per share held of record in their names on the record date on all matters. Stockholders do not have cumulative voting rights. The election of each Director requires a plurality of the votes cast. Votes withheld will be deemed not to have been cast. Abstentions and broker non-votes have no effect on determinations of plurality, except to the extent that they affect the total votes received by any particular candidate. The approval of the Plan requires an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting of Stockholders. For this proposal, abstentions and broker non-votes will note be voted for or against the proposal and will not be counted as entitled to vote.
Shares Held in Street Name
      Under the applicable rules of the New York Stock Exchange, brokers who hold shares in “street name” (i.e., in the name of a broker, bank or other record holder) for customers who are the beneficial owners of those shares may be prohibited from giving a proxy to vote those customers’ shares with respect to the proposals to be voted on at the Annual Meeting of Stockholders in the absence of specific instructions from the customer. LII Stockholders whose shares are held in street name must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the Annual Meeting of Stockholders.
Telephone and Internet Voting
      Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with Mellon Investor Services may vote by telephone by calling Mellon Investor Services toll-free at (866) 540-5760 or by Internet at www.proxyvoting.com/lii.
      Shares Registered in the Name of a Brokerage Firm or Bank. A number of brokerage firms and banks offer telephone and Internet voting options. These programs differ from the program provided by Mellon Investor Services for shares registered in the name of the Stockholder. Check the information forwarded by your bank, broker or other holder of record to see which options are available to you.
Revoking Proxies
      LII Stockholders of record may revoke their proxies at any time prior to the time their proxies are voted at the Annual Meeting of Stockholders. Proxies may be revoked by written notice, including by facsimile, to the Secretary of LII, by a later-dated proxy signed and returned by mail or by attending LII’s Annual Meeting of Stockholders and voting in person. Attendance at the Annual Meeting of Stockholders will not in and of itself constitute a revocation of a proxy. Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the Annual Meeting of Stockholders to:

Lennox International Inc.
2140 Lake Park Blvd.
Richardson, TX 75080
Facsimile: (972) 497-6660
Attention: William F. Stoll, Jr.
Other Business; Adjournments
      We are not aware of any other business to be acted upon at the Annual Meeting of Stockholders. If, however, other matters are properly brought before the meeting, or any adjourned meeting, your proxies will have discretion to act on those matters or to adjourn the meeting, according to their best judgment. Adjournment of the Annual Meeting of Stockholders may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made at any time by Stockholders representing a majority of the votes present in person or by proxy at the adjourned meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting.
Proxy Solicitation
      The cost of solicitation of proxies will be paid by LII. In addition to solicitation by mail, the Directors, officers and employees of LII may also solicit proxies from Stockholders by telephone, facsimile, electronic mail or in person. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Upon request, we will reimburse those brokerage houses and custodians for their reasonable expenses in so doing.
Stockholder Proposals
      If you wish to submit a proposal for possible inclusion in our 2006 proxy material, we must receive your notice, in accordance with rules of the Securities and Exchange Commission, on or before November 15, 2005. If you wish to submit a proposal at the 2006 Annual Meeting of Stockholders (but not seek inclusion of the proposal in our proxy material), we must receive your notice, in accordance with the LII Bylaws, not less than 60 nor more than 90 days in advance of such meeting.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires LII’s Directors and executive officers and persons who beneficially own more than 10% of LII common stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in their ownership of LII common stock. Directors, executive officers and greater than 10% beneficial owners are required by the Securities and Exchange Commission regulations to furnish LII with copies of these reports. Based solely upon a review of such reports and related information furnished to LII, LII believes that, during the 2004 fiscal year, all LII Directors, executive officers and greater than 10% beneficial owners were in compliance with the section 16(a) filing requirements, other than Thomas W. Booth & Steven R. Booth, who inadvertently filed one Form 4 Statement of Change in Beneficial Ownership, reporting two transactions each, on November 22, 2004, six days late.

By Order of the Board of Directors

William F. Stoll, Jr.
Corporate Secretary
Richardson, Texas March 15, 2005

APPENDIX A
AMENDED AND RESTATED
1998 INCENTIVE PLAN
of
LENNOX INTERNATIONAL INC.
      1. Plan. This Amended and Restated 1998 Incentive Plan of Lennox International Inc. (the “Plan”) is an amendment and restatement of the 1998 Incentive Plan of Lennox International Inc. (the “Existing Plan”), which amended and restated the Lennox International Inc. 1994 Stock Option and Restricted Stock Plan, which was adopted by Lennox International Inc. to reward certain corporate officers and employees of Lennox International Inc. and its Subsidiaries (as herein defined) by providing them stock options and other stock and cash incentives, and which replaced and incorporated certain provisions of the Company’s then-existing incentive plans. Upon the Amendment Effective Date (as hereinafter defined), the Existing Plan shall be amended and restated in its entirety as set forth herein.
      2. Objectives. This Plan is designed to attract and retain employees of the Company and its Subsidiaries, to attract and retain qualified directors of the Company, to attract and retain consultants and other independent contractors, to encourage the sense of proprietorship of such employees, directors and independent contractors and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards (as hereinafter defined) under this Plan and thereby providing Participants (as hereinafter defined) with a proprietary interest in the growth and performance of the Company.
      3. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Amendment Effective Date” has the meaning set forth in paragraph 20 hereof.

“Annual Management Incentive Awards” has the meaning set forth in paragraph 7(a)(v)(C) hereof.

“Authorized Officer” means the Chairman of the Board or the Chief Executive Officer of the Company (or any other senior officer of the Company to whom either of them shall delegate the authority to execute any Award Agreement).

“Award” means an Employee Award, a Director Award or an Independent Contractor Award.

“Award Agreement” means any Employee Award Agreement, Director Award Agreement or Independent Contractor Award Agreement.

“Board” means the Board of Directors of the Company.

“Cash Award” means an award denominated in cash.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or such other committee of the Board as is designated by the Board to administer the Plan.

“Common Stock” means the Common Stock, par value $.01 per share, of the Company.

“Company” means Lennox International Inc., a Delaware corporation.

“Director” means an individual serving as a member of the Board.
      “Director Award” means the grant of any Nonqualified Stock Option, SAR, Stock Award, Cash Award, Performance Award, Performance Units, Restricted Stock, Stock Units or any other award to which the Committee may deem appropriate to meet the objectives of the Plan, whether granted singly, in combination or in tandem, to a Nonemployee Director pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.
      “Director Award Agreement” means a written agreement between the Company and a Nonemployee Director setting forth the terms, conditions and limitations applicable to a Director Award.
      “Disability” means, with respect to a Nonemployee Director, the inability to perform the duties of a Director for a continuous period of more than three months by reason of any medically determinable physical or mental impairment.
      “Dividend Equivalents” means, with respect to Stock Units or shares of Restricted Stock that are to be issued at the end of the Restriction Period, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record during the Restriction Period on a like number of shares of Common Stock.
      “Employee” means an employee of the Company or any of its Subsidiaries and an individual who has agreed to become an Employee of the Company or any of its Subsidiaries and actually becomes such an Employee within the following six months.
      “Employee Award” means the grant of any Option, SAR, Stock Award, Cash Award, Performance Award, Performance Units, Restricted Stock, Stock Units, Annual Management Incentive Awards or any other award to which the Committee may deem appropriate to meet the objectives of the Plan, whether granted singly, in combination or in tandem, to an Employee pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.
      “Employee Award Agreement” means a written agreement between the Company and an Employee setting forth the terms, conditions and limitations applicable to an Employee Award.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      “Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a share of Common Stock on the New York Stock Exchange (NYSE) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Such definition of Fair Market Value shall be specified in the Award Agreement and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, or settlement or payout of an Award. If, however, the accounting standards used to account for equity awards granted to Participants are substantially modified subsequent to the Effective Date of the Plan, the Committee shall have the ability to determine an Award’s Fair Market Value based on relevant facts and circumstances. If shares of Common Stock are not traded on an established stock exchange, Fair Market Value shall be determined by the Committee based on objective criteria.
      “Grant Price” means the price at which a Participant may exercise his or her right to receive cash or Common Stock, as applicable, under the terms of an Award.
      “Incentive Option” means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.
      “Independent Contractor” means a person other than an Employee or a Nonemployee Director providing bona fide services to the Company or any of its Subsidiaries as a consultant or advisor, as applicable, provided that such person is a natural person and that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for any securities of the Company.
      “Independent Contractor Award” means the grant of any Nonqualified Stock Option, SAR, Stock Award, Cash Award, Performance Award, Performance Units, Restricted Stock, Stock Units or any other award to which the Committee may deem appropriate to meet the objectives of the Plan, whether granted singly, in combination or in tandem, to an Independent Contractor pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.
      “Independent Contractor Award Agreement” means a written agreement between the Company and an Independent Contractor setting forth the terms, conditions and limitations applicable to an Independent Contractor Award.
      “Nonemployee Director” has the meaning set forth in paragraph 4(b) hereof.
      “Nonqualified Stock Option” means an Option that is not an Incentive Option.
      “Option” means a right to purchase a specified number of shares of Common Stock at a specified price.
      “Participant” means an Employee, Director or Independent Contractor to whom an Award has been made under this Plan.
      “Performance Award” means an Award awarded pursuant to this Plan to a Participant that is subject to the attainment of one or more Performance Goals.
      “Performance Goal” means one or more standards established by the Committee, to determine in whole or in part whether a Performance Award shall be earned. A Performance Goal may include, but not be limited to, one or more of the following: cash flow; ratio of debt to debt plus equity; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; working capital ratio; stock price; return on net assets, equity or stockholders’ equity; or total return to stockholders.
      “Performance Shares” means an award in the form of common stock to Participants upon the attainment of long-term Performance Goals and other terms and conditions specified by the Committee.
      “Performance Units” means an award in the form of a payment in cash to Participants upon the attainment of long-term Performance Goals and other terms and conditions specified by the Committee.
      “Qualified Performance Award” means a Performance Award made to an Employee that is intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, as described in paragraph 7(a)(v)(B) of the Plan.
      “Restricted Stock” means any Common Stock that is restricted or subject to forfeiture provisions.
      “Restriction Period” means a period of time beginning as of the date upon which an Award of Restricted Stock or Stock Units is made pursuant to this Plan and ending as of the date upon which the Common Stock subject to such Award is no longer restricted or subject to forfeiture provisions.
      “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the stock appreciation right is exercised over a specified strike price, in each case, as determined by the Committee.
      “Stock Award” means an award in the form of whole shares of Common Stock or Stock Units, including an Award of Restricted Stock.
      “Stock Units” means a unit evidencing the right to receive in specified circumstances a share of Common Stock or portion or multiple thereof which may be restricted or subject to forfeiture provisions.
      “Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation, and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise), and (iii) any other corporation, partnership or other entity that is a “subsidiary” of the Company within the meaning of Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and (iv) at the discretion of the Committee, in the case of a corporation, any other corporation which the Company directly or indirectly owns shares representing less than 50% of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation, and (v) at the discretion of the Committee, in the case of any partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns less than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).
      4. Eligibility.
      (a) Employees. All Employees are eligible for Employee Awards under this Plan.
      (b) Directors. Directors eligible for Director Awards under this Plan are those who are not Employees of the Company or any of its Subsidiaries (“Nonemployee Directors”).
      (c) Independent Contractors. Independent Contractors eligible for Independent Contractor Awards under this Plan are those Independent Contractors providing services to, or who will provide services to, the Company or any of its Subsidiaries.
      5. Common Stock Available for Awards. Subject to the provisions of paragraph 13 hereof, there shall be available for Awards under this Plan granted or payable wholly or partly in Common Stock (including rights or Options that may be exercised for or settled in Common Stock) an aggregate of 24,254,706 shares, of which 22,094,706 shares are available for Awards to Employees and Independent Contractors and 2,160,000 shares are available for Awards to Nonemployee Directors; provided, however, that, with respect to Awards made under this Plan after December 31, 2004, no more than 4,280,385 shares shall be available for Stock Awards, Stock Unit Awards or Restricted Stock or Unit Awards (including such Awards made in the form of Performance Awards) to Employees, Nonemployee Directors or Independent Contractors. All of the shares authorized for issuance to Employees and Independent Contractors may be issued pursuant to Incentive Options granted to Employees, Nonqualified Stock Options granted to Employees or Independent Contractors or any combination thereof. The number of shares of Common Stock that are the subject to Awards under this Plan or the Existing Plan, which are cancelled, terminated, forfeited, expire unexercised, and, except for Awards of Options or SARs, are settled in cash in lieu of Common Stock, or are exchanged for a consideration that does not involve Common Stock, will immediately become available for Awards under this Plan. Effective as of April 15, 2005, no further awards shall be made under any prior plans. Additionally, the number of shares of Common Stock that are the subject of Awards under this Plan, that are forfeited or terminated, expire unexercised, and, except for Awards of Options or SARs, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered by an Award are not issued to a Participant or are exchanged for Awards that do not involve Common Stock, shall not be counted against the aggregate Plan maximum or any sublimit set forth in this paragraph 5 and shall again immediately become available for Awards hereunder. The number of Shares reserved for issuance under the Plan shall be reduced only to the extent that Shares of Common Stock are actually issued in connection with the exercise or settlement of an Award; provided, however, that the number of Shares reserved for issuance shall be reduced by the total number of Options or SARs exercised. Under the Plan, subject to Paragraph 7(d)(vi) herein, no Participant may be granted in any calendar year (i) Options relating to more than 1,000,000 shares, (ii) Stock Awards relating to more than 500,000 shares of Common Stock, (iii) SARs relating to more than 1,000,000 shares, or (iv) Cash Awards resulting in payments in excess of $5,000,000. The shares reserved for issuance and the limitation set forth above shall be subject to adjustment in accordance with Section 13 hereof. If the Grant Price or other purchase price of any Option or other Award granted under the Plan or the Existing Plan is satisfied by tendering shares of Common Stock to the Company, or if the tax withholding obligation resulting from the settlement of any such Option or other Award is satisfied by tendering or withholding shares of Common Stock, only the number of shares of Common Stock issued net of the shares of Common Stock tendered or withheld shall be deemed delivered for purposes of determining usage of shares against the maximum number of shares of Common Stock available for delivery under the Plan or any sublimit set forth above. Shares of Common Stock delivered under the Plan as an Award or in settlement, of an Award issued or made (a) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an entity acquired in a merger or other acquisition or (b) as a post-transaction grant under such a plan or arrangement of an acquired entity shall not reduce or be counted against the maximum number of shares of Common Stock available for delivery under the Plan, to the extent that the exemption for transactions in connection with mergers and acquisitions from the stockholder approval requirements of the New York Stock Exchange for equity compensation plan applies. The Committee may from time to time adopt and observe such rules and procedures concerning the counting of shares against the Plan maximum as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of any national stock exchange on which the Common Stock is listed or any applicable regulatory requirement. The Board and the appropriate officers of the Company are authorized to take from time to time whatever actions are necessary, and to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.
      6. Administration.
      (a) This Plan shall be administered by the Committee.
      (b) Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper. The Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant to whom such Award was granted or (ii) consented to by such Participant. Notwithstanding anything herein to the contrary, without the prior approval of the Company’s stockholders, Options issued under the Plan will not be repriced, replaced, or regranted through cancellation or by decreasing the exercise price of a previously granted Option. The Committee may make an award to an individual who it expects to become an Employee of the Company or any of its Subsidiaries within the next six months, with such award being subject to the individual actually becoming an Employee within such time period, and subject to such other terms and conditions as may be established by the Committee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.
      (c) Each person who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with the Plan shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute.
      7. Awards.
      (a) Awards under the Plan shall consist of Options, Stock Appreciation Rights, Stock Awards, Cash Awards, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, or Annual Management Incentive Awards. The Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Awards. Each Award may be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion and shall be signed by the Participant to whom the Award is made and by an Authorized Officer for and on behalf of the Company. Awards may consist of those listed in this paragraph 7 hereof and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of (subject to paragraph 11), or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. An Award may provide for the grant or issuance of additional, replacement or alternative Awards upon the occurrence of specified events, including the exercise of the original Award granted to a Participant. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, items referenced to in clause (v) below, and other comparable measurements of performance. Upon resignation, termination, death, disability or retirement of an Employee, any unexercised, deferred, unvested or unpaid Employee Awards shall be treated as set forth in the applicable Employee Award Agreement or as otherwise specified by the Committee. Upon resignation, termination, death or disability of an Independent Contractor, any unexercised, deferred, unvested or unpaid Independent Contractor Awards shall be treated as set forth in the applicable Independent Contractor Award Agreement or as otherwise specified by the Committee. Upon resignation, termination, death, Disability or retirement of a Nonemployee Director, all unvested Director Awards shall be treated as set forth in the applicable Director Award Agreement or as otherwise specified by the Committee.

(i) Stock Option. An Employee Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of an Incentive Option or a Nonqualified Option. The Grant Price of an Incentive Option shall be not less than the Fair Market Value of the Common Stock subject to such Incentive Option on the date of grant. The Grant Price of a Nonqualified Option shall be not less than the Fair Market Value of the Common Stock subject to such Nonqualified Stock Option on the date of grant. Options may not include provisions that “reload” the Option upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded pursuant to this Plan, including the term of any Options and the date or dates upon which they become exercisable, shall be determined by the Committee.

(ii) Stock Appreciation Right. An Employee Award may be in the form of a SAR. The terms, conditions and limitations applicable to any SAR awarded pursuant to this Plan, including the term of any SAR and the date or dates upon which they become exercisable, shall be determined by the Committee.

(iii) Stock Award, Restricted Stock and Stock Units. An Employee Award may be in the form of a Stock Award, Restricted Stock or Stock Units. The terms, conditions and limitations applicable to any such Awards granted pursuant to this Plan shall be determined by the Committee; provided that any Restricted Stock Award shall have a minimum Restriction Period of one year from the date of grant, provided that the Committee may provide for earlier vesting by reason of death, disability, retirement or change in control.

(iv) Cash Award. An Employee Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.

(v) Performance Award. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Employee Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to any Performance Award granted to Participants pursuant to this Plan shall be determined by the Committee, subject to the limitations set forth below. Any Stock Award granted as an Employee Award which is a Performance Award shall have a minimum Restriction Period of one year from the date of grant, provided that the Committee may provide for earlier vesting upon a termination of employment by reason of death, disability, retirement or change in control. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.

(A) Nonqualified Performance Awards. Performance Awards granted to Employees that are not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, or that are Options or SARs, shall be based on achievement of such goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

(B) Qualified Performance Awards. A Qualified Performance Award shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the individual, one or more business units, divisions, segments or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Qualified Performance Awards, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation § 1.162-27(e)(2)(i), as to grants to those Participants whose compensation is, or likely to be, subject to Section 162(m) of the Code, and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee.

(C) Annual Management Incentive Awards. As one form of Qualified Performance Award, the Committee may designate Participants who are eligible to receive a monetary payment in any calendar year based upon Performance Goals for the Company (“Annual Management Incentive Awards”). Within the first 90 Days of each fiscal year of the Company, the Committee shall establish (i) Performance Goals for the Company for such fiscal year (the “Performance Period”) and (ii) target awards (“Target Awards”) that correspond to the Performance Goals. The Committee shall, promptly after the date on which the necessary financial or other information for a particular Performance Period becomes available, certify in writing whether any Performance Goal has been achieved and, if so, the highest Performance Target that has been achieved, all in a manner required by Section 162(m) of the Code. If any Performance Target has been achieved, the Award, determined for each Participant with reference to the Target Award that corresponds to the highest Performance Target achieved for such Performance Period shall have been earned, except that the Committee may, in its sole discretion, reduce the amount of any Award to reflect the Committee’s assessment of the Participant’s individual performance, to reflect the failure of the Participant to remain in the continuous employ of the Company or its Subsidiaries, or for any other reason. Such Awards shall become payable in cash as promptly as practicable thereafter.

      (b) As of December 31, 2004, certain awards consisting of options on 8,257,642 shares of Common Stock (the “Existing Options”) have been granted under the Existing Plan or its predecessor as in effect from time to time. As of the Amendment Effective Date, each Existing Option shall continue to be outstanding and the shares of Common Stock that are the subject of such Existing Options shall be subject to adjustment in accordance with paragraph 13 and to the other provisions of the Plan.
      (c) The Committee shall have the sole responsibility and authority to determine the type or types of Independent Contractor Awards to be made under this Plan and may make any such Awards as could be made to an Employee, other than Incentive Options.
      (d) The Committee may grant Director Awards to the Nonemployee Directors of the Company from time to time in accordance with this Paragraph 7(d). Each Director Award may, in the discretion of the Committee, be embodied in a Director Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion and, if required by the Committee, shall be signed by the Nonemployee Director to whom the Director Award is granted and signed for and on behalf of the Company.

(i) Stock Option. A Director Award may be in the form of a Nonqualified Stock Option. The Grant Price of the Option shall be not less than the Fair Market Value of the Common Stock subject to such Option on the date of grant. Options may not include provisions that “reload” the option upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded to Nonemployee Directors pursuant to this Plan, including the Grant Price, the term of the Options, the number of shares subject to the Option and the date or dates upon which they become exercisable, shall be determined by the Committee.

(ii) Stock Appreciation Right. A Director Award may be in the form of a SAR. The terms, conditions and limitations applicable to any SAR awarded to Nonemployee Directors pursuant to this Plan, including the term of any SAR and the date or dates upon which they become exercisable, shall be determined by the Committee.

(iii) Stock Award, Restricted Stock and Stock Units. A Director Award may be in the form of a Stock Award, Restricted Stock or Stock Units. The terms, conditions and limitations applicable to any such Director Award granted to Nonemployee Directors pursuant to this Plan shall be determined by the Committee; provided that any Restricted Stock Award shall have a minimum Restriction Period of one year from the date of grant, provided that the Committee may provide for earlier vesting by reason of death, Disability, retirement or change in control.

(iv) Cash Award. A Director Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.

(v) Performance Award. Without limiting the type or number of Director Awards that may be made under the other provisions of this Plan, a Director Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to any Performance Award granted to Nonemployee Directors pursuant to this Plan shall be determined by the Committee, subject to the limitations set forth below. Any Stock Award granted as a Director Award which is a Performance Award shall have a minimum Restriction Period of one year from the date of grant, provided that the Committee may provide for earlier vesting by reason of death, Disability, retirement or change in control. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Nonemployee Director and/or the portion of an Award that may be exercised.

(A) Nonqualified Performance Awards. Performance Awards granted to Nonemployee Directors that are not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, or that are Options or SARs, shall be based on achievement of such goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

(vi) Notwithstanding anything to the contrary contained in this Plan, no Nonemployee Director may be granted, during any calendar year, Director Awards consisting of more than 40,000 shares of Common Stock; provided, however, that a non-employee Vice Chairman of the Board may be granted Director Awards that are up to three times that amount; provided, further, that a non-employee Chairman of the Board may be granted during any calendar year Director Awards that are up to five times that amount.
      8. Payment of Awards.
      (a) General. Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Award is made in the form of Restricted Stock, the applicable Award Agreement relating to such shares shall specify whether the underlying shares are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. In the event that shares of Restricted Stock are to be issued at the end of the Restricted Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine.
      (b) Deferral. With the approval of the Committee amounts payable in respect of Awards may be deferred and paid either in the form of installments or as a lump-sum payment. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards or any other compensation otherwise payable by the Company in accordance with procedures established by the Committee and may provide that such deferred compensation may be payable in shares of Common Stock. Any deferred payment pursuant to an Award, whether elected by the Participant or specified by the Award Agreement or the terms of the Award or by the Committee, may be forfeited if and to the extent that the Award Agreement or terms of the Award provides.
      (c) Dividends, Earnings and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Award consisting of shares of Common Stock or units denominated in shares of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest or other earnings on deferred cash payments and Dividend Equivalents for Awards consisting of shares of Common Stock or units denominated in shares of Common Stock.
      (d) Substitution of Awards. Subject to paragraphs 6(b), 11 and 13 hereof, at the discretion of the Committee, an Employee or Independent Contractor may be offered an election to substitute an Award for another Award or Awards of the same or different type.
      9. Stock Option Exercise. The Grant Price shall be paid in full at the time of exercise in cash or, if permitted by the Committee and elected by the optionee, the optionee may purchase such shares by means of tendering Common Stock or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for Participants to tender Common Stock or other Awards; provided that any Common Stock that is or was the subject of an Award may be so tendered only if it has been held by the Participant for six months unless otherwise determined by the Committee. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of Restricted Stock used as consideration therefore, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee. The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this paragraph.
      10. Taxes. The Company or its designated third party administrator shall have the right to deduct applicable taxes from any Employee Award payment and withhold, at the time of delivery or vesting of cash or whole shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes or other amounts required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes or other amounts. The Committee may also permit withholding to be satisfied by the transfer to the Company of whole shares of Common Stock theretofore owned by the holder of the Employee Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.
      11. Amendment, Modification, Suspension or Termination of the Plan. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent such approval is required by applicable legal requirements or the applicable requirements of any securities exchange on which the Company’s Common Stock is listed.
      12. Assignability. Unless otherwise determined by the Committee and provided in the Award Agreement or the terms of the Award, no Award or any other benefit under this Plan shall be assignable or otherwise transferable except by will, by beneficiary designation or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. In the event that a beneficiary designation conflicts with an assignment by will, the beneficiary designation will prevail. The Committee may prescribe and include in applicable Award Agreements or the terms of the Award other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this paragraph 12 shall be null and void.
      13. Adjustments.
      (a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the existing Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.
      (b) In the event of any corporate event or transaction (including, but not limited to, a change in the shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure or distribution (including cash dividends that the Board determines are not in the ordinary course of business but excluding normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Board, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in an equitable manner, as applicable, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding Awards, the Grant Price applicable to outstanding Awards, the Award limits, and other value determinations applicable to outstanding Awards.
      14. Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.
      15. Unfunded Plan. Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants under this Plan, any such accounts shall be used merely as a bookkeeping convenience, including bookkeeping accounts established by a third party administrator retained by the Company to administer the Plan. The Company shall not be required to segregate any assets for purposes of this Plan or Awards hereunder, nor shall the Company, the Board or the Committee be deemed to be a trustee of any benefit to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement or the terms of the Award, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.
      16. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.
      17. Non-United States Participants. The Committee may grant Awards to persons outside the United States under such terms and conditions as may, in the judgment of the Committee, be necessary or advisable to comply with the laws of the applicable foreign jurisdiction and, to that end, may establish sub-plans, modified option exercise procedures and other terms and procedures. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law, any governing statute, or any other applicable law.
      18. Right to Employment. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or other service relationship at any time, or confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company.
      19. Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

      20. Effectiveness. The Existing Plan shall be amended and restated in its entirety as set forth herein as of the effective date of the Board action approving this Plan, subject only to approval of the Plan by the stockholders of the Company (the “Amendment Effective Date”). No new Awards may be granted after the tenth anniversary of the Amendment Effective Date.
      21. Code Section 409A. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an additional tax under Code Section 409A and related regulations and Treasury pronouncements (“Section 409A”), that Plan provision or Award will be reformed to avoid imposition of the additional tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an Award.

APPENDIX B
LENNOX INTERNATIONAL INC.
AUDIT COMMITTEE
CHARTER
Purpose
      The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of (1) the integrity of the Company’s financial statements and related systems of internal control, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent accountants qualifications and independence, and (4) the performance of the Company’s internal audit function and independent accountants. In performing its role, the Audit Committee will maintain effective working relationships with the Board of Directors, management, the internal auditors and the independent accountants.
      The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.
Organization
      The Audit Committee shall be comprised of no less than three Directors. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended by the Sarbanes-Oxley Act of 2002, and the rules and regulations of the Commission. All members of the Audit Committee shall be financially literate and at least one member of the Audit Committee shall be a financial expert as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.
      The Board shall appoint the members of the Audit Committee annually, considering the recommendation of the Governance Committee. The members of the Audit Committee shall serve until their successors are appointed and qualify. The Board of Directors will appoint one Audit Committee member to serve as the Committee Chairman. The Board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies in it, subject to such new member(s) satisfying the independence, experience and financial expertise requirements referred to above. The Audit Committee shall meet when called by the Chairman, but at least four times per year. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent accountant to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.
Duties and Responsibilities
      To fulfill its duties and responsibilities, the Audit Committee shall:
     General Responsibilities

•	Assist the Board of Directors in satisfying its responsibilities to the shareholders with respect to matters relating to the Company’s accounting, financial reporting, audit, legal compliance and internal control practices.

•	Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

•	Attendance by nonmembers at the meetings of the Committee shall be at the sole discretion of the Committee and the Committee may invite at any time such directors, officers, employees of the Company or other parties as it determines to be beneficial to the discharge of its functions and responsibilities.

•	Meet at least annually with the senior internal auditing executive, management and the independent accountants in separate executive sessions to discuss any matters that the Committee or they believe should be discussed privately with the Audit Committee.

•	Perform the functions assigned to the Committee by the Company’s charter or bylaws, or the Board of Directors.

•	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

•	Review at least annually the Audit Committee’s own performance.

     Internal Control

•	Review with the Company’s independent accountant, the Company’s internal control procedures, financial and accounting personnel and the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable or necessary.
     Financial Reporting Process

•	Review with management and the independent accountants any significant accounting and reporting issues made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

•	Inquire of management, the independent accountants and the senior internal auditing executive about the Company’s significant risks and exposures, and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Review and discuss with management and the independent accountant the Company’s annual audited financial statements, including disclosures made in management’s discussion and analysis, related footnotes and the independent accountant’s report, and resolve any questions with management, and if required, the independent accountants.

•	Review annual and/or quarterly filings with the SEC and other published documents containing the Company’s financial statements, and determine whether the information contained in these documents is consistent with that known to the committee members.

•	Ensure review of the Company’s interim financial information, including disclosures made in management’s discussion and analysis, by the Company’s independent accountants in accordance with applicable generally accepted auditing standards prior to the inclusion of such information in the Company’s Form 10-Q.

•	Discuss with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreement with management.

•	Discuss with management the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Discuss with management and the independent accountant the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

•	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein, and any fraud involving management or other employees who have a significant role in the Company’s internal controls.
     Review of Process for Company Compliance with Laws, Regulations and Policies

•	Review with the Company’s counsel any contingent liabilities and/or legal matters that could have a significant impact on the Company’s financial statements or the Company’s compliance policies.

•	Review the Company’s process for determining risks and exposures from asserted and unasserted litigation and claims.

•	Review the Company’s program for monitoring compliance with policies and review any recurring events of non-compliance of a material nature.

•	Discuss with management and the independent accountant any correspondence with regulators or governmental agencies and any published reports, which raise material issues regarding the Company’s financial statements or accounting policies.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Obtain from the independent accountant assurance that Section 10A(b) of the Exchange Act has not been implicated.
     Internal Audit

•	Review the appointment and replacement of the senior internal auditing executive.

•	Evaluate and approve the process for establishing the annual internal audit plan and review such plan to determine that the plan is sufficiently linked to the Company’s overall business objectives and associated risks.

•	Review with the senior internal auditing executive and management the following:

1.	The Internal Audit Department Charter.

2.	The Department structure, budget, staffing level and qualifications.

3.	A summary of activities and significant findings during the year.

4.	Any changes required in the scope of the audit plan.

•	Review the overall effectiveness of the internal audit function and review a summary of the significant reports to management prepared by the internal auditing department and management’s responses.
     Independent Accountants

•	Ensure that the independent accountants are ultimately accountable to the Audit Committee and that the Audit Committee has the sole authority to appoint or replace the independent accountants (subject, if applicable, to shareholder ratification), approve the compensation of the independent accountants for performing the annual audit, and pre-approve all non-audit engagements with the independent accountants, and direct the dismissal of the independent accountants when circumstances warrant action.

•	Review the scope and approach of the annual audit with the independent accountants, including their process for identifying and responding to key audit and internal control risks.

•	Review and evaluate the lead partner of the independent accountants’ team.

•	Obtain and review a report from the independent accountants at least annually regarding (a) the independent accountants’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) (to assess the accountants independence) all relationships between the independent accountants and the Company. Evaluate the qualifications, performance and independence of the independent accountants, including considering whether the accountants’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the accountants’ independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent accountants to the Board.

•	Ensure the rotation as required by law of the lead (or coordinating) audit partner having primary responsibility for the audit, as well as the audit partner responsible for reviewing the audit.

•	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent accountants who participated in any capacity in the audit of the Company.

•	Discuss with the national office of the independent accountants issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

Reporting Responsibilities
      To satisfy its reporting responsibilities, the Audit Committee shall:

•	Affirm annually, in writing, to the New York Stock Exchange that the Audit Committee has:

1.	Met and will continue to meet, the membership requirements.

2.	Adopted a written charter.

3.	Annually reviewed and reassessed the adequacy of the charter.

•	Disclose in the Company’s proxy statement that:

1.	All Audit Committee members are independent.

2.	The Audit Committee is governed by a written charter, and include a copy of the charter at least once every three years.

•	Include in the Company’s proxy statement a report from the Audit Committee that states that it has:

1.	Reviewed and discussed the Company’s audited financial statements with management and the independent accountant.

2.	Discussed the quarterly financial statements, including the quality of accounting principles, with the independent accountants.

3.	Received the required written independence disclosures from the independent accountants.

4.	Recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K.
Special Authorities
      The Audit Committee shall also have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibility. The Committee shall have unrestricted access to members of management, independent accountants and all information relevant to its responsibilities. The Committee shall be empowered to retain independent counsel, accountants or others as they deem appropriate from time to time. The Company shall provide for appropriate funding of such services deemed appropriate by the Audit Committee, for payment of (1) compensation to any public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (2) compensation to any advisors employed by the Audit Committee retained as set forth above, and (3) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.
Limitation of Audit Committee’s Role
      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent accountants.

THIS PROXY WILL BE VOTED AS DIRECTED BELOW, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1.	Election of the following nominees as directors for a term expiring in 2008.

01 Thomas W. Booth, 02 James J. Byrne, 03 John W. Norris III,
04 John W. Norris, Jr., 05 Paul W. Schmidt.

INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name in the space provided below.

EXCEPTIONS

FOR	WITHHOLD AUTHORITY
all nominees	to vote for all
listed	nominees listed	EXCEPTIONS
☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Proposal to approve the LII Amended and Restated 1998 Incentive Plan and to increase the maximum number of shares of common stock available for allocation under such plan.	☐	☐	☐

3.	At the discretion of such Proxies on any other matter that may properly come before the meeting or any adjournment thereof.

I (WE) PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 15, 2005.	☐

Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Dated:	, 2005

Signature

Signature

Please sign exactly as your name appears hereon. Executors, administrators, guardians, and others signing in a fiduciary capacity should indicate such capacity when signing. If shares are held jointly, each holder should sign. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

▲ FOLD AND DETACH HERE ▲

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/lii Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at www.lennoxinternational.com
<http://www.lennoxinternational.com>
and select SEC Filings from the Financials menu.

LENNOX INTERNATIONAL INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 15, 2005

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The signatory of this Proxy, by execution on the reverse side of this Proxy, hereby appoints and constitutes John W. Norris, Jr. and William F. Stoll, Jr., and each of them, with full power of substitution, with the powers the signatory of this Proxy would possess if personally present, to vote all shares of Lennox Common Stock entitled to be voted by the signatory at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on April 15, 2005, or at any reconvened meeting after any adjournment or postponement thereof, on the matters forth on the reverse side in accordance with any directions given by the signatory and, in their discretion, on all other matters that may properly come before the Annual Meeting or any reconvened meeting after any adjournment or postponement thereof.

IMPORTANT – PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

You can now access your Lennox International Inc. account online.

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